UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under 14a-12

BEAZER HOMES USA, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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Beazer Homes USA, Inc.
1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO THE STOCKHOLDERS OF BEAZER HOMES USA, INC.:
Notice is hereby given that the annual meeting of stockholders of Beazer Homes USA, Inc. will be held at 8:30 a.m., Eastern Time, on Thursday, February 1, 2018, at our principal executive office at 1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328. At this meeting, stockholders will vote on:

1.	The election of the nine nominees to our Board of Directors named in the accompanying Proxy Statement;

2.
The ratification of the selection of Deloitte & Touche LLP by the Audit Committee of our Board of Directors as our independent registered public accounting firm for the fiscal year ending September 30, 2018;

3.	A non-binding advisory vote regarding the compensation paid to the Company’s named executive officers, commonly referred to as a “Say on Pay” proposal; and

4.	Any other such business as may properly come before the meeting or any adjournments or postponements thereof.
Our Board of Directors has fixed the close of business on December 6, 2017 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting. For instructions on voting, please refer to the notice you received in the mail or, if you requested a hard copy of the proxy statement, on your enclosed proxy card.
We encourage you to take part in our affairs by voting through one of the following methods: by written ballot at the meeting, by telephone, by Internet or by mailing a written proxy card.

By Order of the Board of Directors,

STEPHEN P. ZELNAK, JR.
Non-Executive Chairman of the Board of Directors
Dated: December 15, 2017

YOUR VOTE IS IMPORTANT.
WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE VOTE YOUR SHARES BY INTERNET OR BY TELEPHONE OR BY MAILING A WRITTEN PROXY CARD TO THE ADDRESS INDICATED ON THE PROXY CARD. IF YOU ARE A SHAREHOLDER OF RECORD AND YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

PAGE
Non-Qualified Deferred Compensation	36
Narrative Disclosure to Non-Qualified Deferred Compensation Table	36
Potential Payments Upon Termination or Change of Control	36

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION	40
Our Compensation Philosophy and Practices	40
Effect of Say on Pay Vote	40
Recommendation	40

SECURITY OWNERSHIP	42
Security Ownership of Certain Beneficial Owners	43
Security Ownership of Executive Officers and Directors	42

TRANSACTIONS WITH RELATED PERSONS	44
Fiscal Year 2017 Transactions with Related Persons	44
Review, Approval or Ratification of Transactions with Related Persons	44

PROPOSALS FOR THE NEXT ANNUAL MEETING	45
Proposals to be Included in Our Proxy Statement for the 2019 Annual Meeting	45
Stockholder Proposals Regarding Nominations or Other Business at the 2019 Annual Meeting	45

OTHER INFORMATION	45

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR OUR
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 1, 2018.
We are delivering your proxy materials for our 2018 annual meeting of stockholders via the Internet. Because we are delivering proxy materials via the Internet, the Securities and Exchange Commission requires us to mail a letter to our stockholders notifying them that such materials are available on the Internet and how they may be accessed. This letter, which we refer to as our "Notice and Access Letter," will be mailed to our stockholders on or about December 15, 2017.
Our Notice and Access Letter will instruct you on how to access and review our Proxy Statement for the 2018 annual meeting of stockholders and our Annual Report for the fiscal year ended September 30, 2017 (“Annual Report”). It will instruct you on how you may vote your proxy via the Internet, or how you can request a full set of printed proxy materials, including a proxy card to return by mail. If you would like to receive printed proxy materials, you should follow the instructions contained in our Notice and Access Letter. Unless requested, you will not receive printed proxy materials by mail.
HOW TO VOTE
You can vote your shares in person by attending the meeting or by completing and returning a proxy card by mail or by using the telephone or the Internet. Please see pages 1 and 2 of the accompanying Proxy Statement for more information.
ANNUAL MEETING ADMISSION
Please note that attendance at the meeting is limited to our stockholders or their named representatives. Proof of ownership of our common stock as of the record date and photo identification will be required for admittance to the annual meeting. If you are a registered stockholder, the top portion of your proxy card may serve as proof of ownership. If you are attending on behalf of an entity that is a stockholder, evidence of your employment or association with that entity also will be required.
To obtain directions to attend the annual meeting, please contact our Investor Relations Department at (770) 829-3700.
HOUSEHOLDING
As permitted by the Securities and Exchange Commission, only one copy of our Notice and Access Letter regarding the annual meeting may be delivered to stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies. We will promptly deliver, upon oral or written request, a separate copy of our Notice and Access Letter (or proxy materials, if applicable) to any stockholder residing at an address to which only one copy was mailed. Stockholders residing at the same address and currently receiving only one copy of our Notice and Access Letter may contact us to request multiple copies in the future. Alternatively, stockholders residing at the same address and currently receiving multiple copies of our Notice and Access Letter (or proxy materials, if applicable) may request that only a single copy be mailed in the future. Requests should be directed to our Investor Relations Department by phone at (770) 829-3700 or by mail to Beazer Homes USA, Inc., Attention: Investor Relations, 1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328.

i

BEAZER HOMES USA, INC.
1000 Abernathy Road
Suite 260
Atlanta, Georgia 30328

PROXY STATEMENT

Purpose
This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Beazer Homes USA, Inc., a Delaware corporation (the “Company”), for use at our annual meeting of stockholders to be held on February 1, 2018 and at any adjournments or postponements thereof. Stockholders of record at the close of business on December 6, 2017 are entitled to notice of and to vote at the annual meeting. On December 6, 2017, we had 33,596,091 outstanding shares of common stock. Each share of common stock entitles the holder to one vote with respect to each matter to be considered. The common stock is our only outstanding class of voting securities.
Voting Instructions
General
Shares represented by a proxy will be voted in the manner directed by the stockholder. If no direction is made, except as discussed below regarding broker non-votes, the completed proxy will be voted:
1.    FOR the election of the nine nominees to our Board of Directors named in this Proxy Statement;
2.    FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2018;
3.    FOR the approval of the compensation paid to our named executive officers (the “Say on Pay” proposal); and
4.    In accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the annual meeting or any adjournments or postponements thereof.
We have not received notice of any matters to be brought before the meeting other than as specified in the attached notice of meeting.
If you are a stockholder of record as of the close of business on December 6, 2017, you can vote:
1.    by signing and dating a written proxy card and mailing it to the address indicated (if you requested a proxy card);
2.    by submitting a written ballot at the meeting;
3.    over the telephone by calling a toll-free number; or
4.    by using the Internet.
If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or nominee. Your broker or nominee has included or provided a voting instruction form for you to use in directing the broker or nominee on how to vote your shares.
Signature Requirements
If shares are registered in the name of more than one person, each named person should sign the proxy. If the stockholder is a corporation, the proxy should be signed in the corporation’s name by a duly authorized officer. If a proxy is signed as a trustee, guardian, executor, administrator, under a power of attorney or in any other representative capacity, the signer’s full title should be given.
Revocation
A stockholder giving a proxy may revoke it at any time before the vote is cast at the annual meeting by executing and returning to our Corporate Secretary at our principal executive office or to the official tabulator (Broadridge Financial

Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717) (“Broadridge”), either a written revocation or a proxy bearing a later date, prior to the annual meeting. Any stockholder who attends the annual meeting in person will not be considered to have revoked his or her proxy unless such stockholder affirmatively indicates at the annual meeting his or her intention to vote in person the shares represented by such proxy. In addition, a stockholder may revoke a proxy by submitting a subsequent proxy by Internet or telephone by following the instructions contained in our Notice and Access Letter.
Quorum
The presence, in person or represented by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the meeting is required to constitute a quorum. Shares represented by proxies which indicate that the stockholder abstains as to the election of directors or other proposals will be treated as being present for the purpose of determining the presence of a quorum. Stockholders will be entitled to one vote for each share they hold.
Broker Non-Votes
If a broker does not receive instructions from the beneficial owner of shares held in street name for certain types of proposals, it must indicate on the proxy that it does not have authority to vote such shares (a “broker non-vote”) as to such proposals. Please note that, under the rules of the New York Stock Exchange (the “NYSE”) that guide how brokers vote your stock, if your broker does not receive instructions from you, your broker will not be able to vote your shares with respect to any of the proposals except Proposal 2.
Accordingly, if your shares are held in street name, we strongly encourage you to provide your broker with voting instructions and exercise your right to vote for these important proposals.
Vote Requirements

Proposal	Vote Required	Voting Options	Effect of Abstentions	Broker Discretionary Voting Allowed?	Effect of Broker Non-Votes
Election of Directors (Proposal 1)	Votes cast FOR exceed votes cast AGAINST	FOR, AGAINST or ABSTAIN	No effect - not treated as a “vote cast”	No	No effect - not treated as a “vote cast”
Ratification of Auditor Appointment (Proposal 2)	Majority of shares with voting power present in person or represented by proxy	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	Yes	Not applicable
Non-Binding Advisory Vote on Executive Compensation (Say on Pay) (Proposal 3)	Majority of shares with voting power present in person or represented by proxy	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	No	No effect - not entitled to vote
No cumulative voting rights are authorized, and dissenters’ rights are not applicable to the matters being voted on.
Expenses of Solicitation
Expenses incurred in connection with the solicitation of proxies will be paid by the Company. In addition, we have engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies. We anticipate that the costs associated with this engagement will be approximately $18,500 plus costs and expenses incurred by MacKenzie Partners, Inc. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for costs incurred in connection with this solicitation.

CORPORATE GOVERNANCE
Board of Directors and Committees
During fiscal year 2017, our Board of Directors had four standing committees: the Audit Committee, the Compensation Committee, the Nominating/Corporate Governance Committee and the Finance Committee. Directors are encouraged to attend the annual meeting of stockholders, but are not required to do so. At the last annual meeting of stockholders, held on February 3, 2017, all directors were in attendance. During fiscal year 2017, each director attended at least 75% of the aggregate of all meetings of the Board of Directors and each committee on which he or she served.
Mr. Shepherd was elected to the Board of Directors in November 2016, at which time he also joined the Audit Committee and Compensation Committee. Larry T. Solari retired from the Board of Directors at the 2017 annual meeting of stockholders. Prior to his retirement from the Board, Mr. Solari served on the Compensation Committee and the Nominating/Corporate Governance Committee.
Our Board of Directors held four meetings during fiscal year 2017. The following table shows the current membership of each committee and the number of meetings held by each committee during fiscal year 2017:

Director	Audit Committee	Compensation Committee	Nominating/Corporate Governance Committee	Finance Committee
Elizabeth S. Acton*	Member			Chair
Laurent Alpert			Chair	Member
Brian C. Beazer			Member	Member
Peter G. Leemputte*		Chair		Member
Peter M. Orser*		Member		Member
Norma A. Provencio*	Chair	Member
Danny R. Shepherd*	Member	Member
Stephen P. Zelnak, Jr.*	Member		Member
Number of Fiscal Year 2017 Meetings	5	3	3	6

*	“Audit committee financial expert” as defined by Securities and Exchange Commission regulations.
Committee Responsibilities

•
Audit Committee - Our Audit Committee provides assistance to our Board of Directors in fulfilling its responsibilities related to accounting, auditing and public reporting practices of the Company, the quality and integrity of our financial reports, and our internal controls over finance, accounting and financial reporting, legal compliance, risk management and compliance with the Company's ethics policies. The Audit Committee also oversees and approves certain related party transactions and other matters that may involve conflicts of interest. In fulfilling these functions, it reviews and makes recommendations to our Board of Directors with respect to certain financial and accounting matters. The Audit Committee also engages and sets compensation for our independent auditors. Our Audit Committee meets the definition of an audit committee as set forth in Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

•
Compensation Committee - Our Compensation Committee discharges our Board of Directors’ responsibilities relating to the compensation of our executives and directors. More specifically, this Committee establishes and administers cash-based and equity-based compensation programs for directors and executive management, which includes our NEOs. This Committee also reviews and recommends to our Board of Directors the inclusion of the Compensation Discussion and Analysis in this Proxy Statement.

•
Nominating/Corporate Governance Committee - Our Nominating/Corporate Governance Committee makes recommendations concerning the appropriate size and needs of our Board of Directors, including the annual nomination of directors and review of nominees for new directors. Our Nominating/Corporate Governance Committee also reviews and makes recommendations concerning corporate governance and other policies related to our Board of Directors, as well as evaluating the performance of our Board of Directors and its committees.

•
Finance Committee - Our Finance Committee provides assistance to our Board of Directors by reviewing and recommending to the Board of Directors matters concerning corporate finance, including, without limitation, equity and debt financings, acquisitions and divestitures, share repurchases and our dividend policy. Our Board of Directors has delegated certain limited authority with respect to these matters to this Committee.
Committee Charters
Our Board of Directors has adopted charters for our Audit, Compensation and Nominating/Corporate Governance Committees designed to comply with the requirements of the listing standards of the NYSE relating to corporate governance matters (the “NYSE Standards”) and applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules of the Securities and Exchange Commission (the “SEC”). The current version of each of these charters, as well as the charter for our Finance Committee, has been posted and is available for public viewing in the Investors section of our web site at www.beazer.com. In addition, committee charters are available in print to any stockholder upon request to our Investor Relations Department, Beazer Homes USA, Inc., 1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328.
Board Leadership Structure
Our Board of Directors believes that, at this present time, it is appropriate for the positions of Chairman of the Board and Chief Executive Officer to be held by separate individuals. Since our initial public offering (“IPO”) in 1994, our Board of Directors has been led by a Non-Executive Chairman, while management of the Company has been led by a President and Chief Executive Officer (“CEO”). We believe the current structure provides for direct independent oversight of management and clearly delineates the respective roles of the Board of Directors at the strategic level, and of management at the operational level. Mr. Zelnak was appointed to serve as our Non-Executive Chairman of the Board on February 4, 2015.
Board Corporate Governance Practices
Our Board of Directors has adopted a number of measures designed to comply with the requirements of the Sarbanes-Oxley Act, rules and regulations of the SEC interpreting and implementing the Sarbanes-Oxley Act and the NYSE Standards, as well as other measures that our Board of Directors believes are best practices. The measures adopted by our Board of Directors that we believe are most significant are described below.
Majority Vote Standard and Director Resignation Policy
Our Bylaws and Corporate Governance Guidelines provide a majority voting standard for the election of directors in uncontested elections. Director nominees will be elected if the votes cast for such nominee exceed the number of votes cast against such nominee. In the event that (i) a stockholder proposes a nominee to compete with nominees selected by our Board of Directors, and the stockholder does not withdraw the nomination prior to our mailing the notice of the stockholders meeting, or (ii) one or more directors are nominated by a stockholder pursuant to a solicitation of written consents, then directors will be elected by a plurality vote.
Our Corporate Governance Guidelines provide that our Board of Directors will only nominate candidates who tender their irrevocable resignations, which are effective upon (i) the candidate not receiving the required vote at the next annual meeting at which they face re-election and (ii) our Board of Directors accepting the candidate’s resignation. In the event that any director does not receive a majority vote, then our Corporate Governance Guidelines provide that our Nominating/Corporate Governance Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit its recommendation to our Board of Directors. In deciding whether to accept a director’s resignation, our Board of Directors and our Nominating/Corporate Governance Committee may consider any factors that they deem relevant. Our Corporate Governance Guidelines also provide that the director whose resignation is under consideration will abstain from the deliberation process. All candidates standing for re-election at the annual meeting have tendered such resignations.
Matters Relating to Risk Management
Board and Committee Oversight of Risk
Effective risk oversight is a priority of our Board of Directors. Management is responsible for the day-to-day management of our risks and provides periodic reports to the Board of Directors and its committees relating to those risks and risk-mitigation efforts. All committees report on the risk categories they oversee to the full Board of Directors on an as needed basis.
Our Board of Directors has delegated primary responsibility for overseeing our risk management process to the Audit Committee. The Audit Committee oversees our risk identification and mitigation processes and specifically oversees management of our financial, legal and fraud policies, as well as our regulatory compliance risks. This includes regular evaluation of risks related to the Company’s financial statements, including internal controls over financial reporting. Members of our management, including our Chief Financial Officer, General Counsel, Compliance Officer and Director of

Internal Audit, report to the Audit Committee on a quarterly basis regarding the on-going risk management activities. The Audit Committee also oversees the internal audit function and our independent auditors, and meets separately on at least a quarterly basis with the Compliance Officer, Director of Internal Audit and representatives of our independent registered public accounting firm as part of this oversight responsibility.
The Compensation Committee oversees risks related to compensation programs and philosophy to ensure that our compensation programs, including those applicable to our executives, do not encourage excessive risk taking. The Compensation Committee works periodically with its independent compensation consultant to structure executive compensation plans that are appropriately balanced and incentivize management to act in the best interest of our stockholders.
The Finance Committee oversees risks relating to liquidity, capital structure and investments, including land acquisition and development. The Finance Committee, as well as the Board of Directors as a whole, reviews our long-term strategic plans, annual budget, capital commitments, cash needs and funding plans. Management is responsible for the day-to-day management of these risks, while our Board of Directors takes an oversight role with respect to these risks.
The Nominating/Corporate Governance Committee oversees risks relating to governance matters. The Nominating/Corporate Governance Committee also oversees our ethics program, including implementation of our Code of Business Conduct and Ethics, and compliance by directors and management with the corporate governance and ethics standards of the Company.
Impact of Compensation Philosophy and Program Design on Risk
We have previously analyzed the compensation plans of employees in positions that we considered to have the potential to create risks reasonably likely to have a material adverse effect on us, including our NEOs.  We then reviewed the compensation plans of these groups of employees against risk factors established by widely recognized sources.  As described in more detail below under “Compensation Discussion and Analysis,” long-term compensation programs for our NEOs have been structured such that a greater portion of long-term compensation is linked to our long-term performance. This model of linking long-term compensation to our performance applies not only to our NEOs, but has also been applied to senior corporate officers, as well as senior management in our divisions. In addition, undue risk that may be associated with NEO compensation is mitigated through the utilization of caps on incentive payouts, the use of multiple performance measures for incentive plans, a compensation clawback policy, stock ownership guidelines and the Compensation Committee’s ability to exercise negative discretion in determining incentive payouts. We believe that our compensation plans reflect sound risk management practices and do not encourage excessive or inappropriate risk taking.
Director Independence
The NYSE Standards require that our Board of Directors be comprised of a majority of independent directors. The Sarbanes-Oxley Act and rules of the SEC require that the Audit Committee be comprised solely of independent directors. The NYSE Standards further require that the Compensation and Nominating/Corporate Governance Committees also be comprised solely of independent directors. Our Board of Directors has affirmatively determined that Elizabeth S. Acton, Laurent Alpert, Brian C. Beazer, Peter G. Leemputte, Peter M. Orser, Norma A. Provencio, Danny R. Shepherd, Larry T. Solari and Stephen P. Zelnak, Jr. had no material relationship with the Company other than their relationship as members of our Board of Directors and were independent within the meaning of the Sarbanes-Oxley Act and the NYSE Standards.
In making these determinations, our Nominating/Corporate Governance Committee, with assistance from our General Counsel, evaluated responses to an independence and qualification questionnaire completed annually by each director and follow-up inquiries made to certain directors. In the case of Mr. Solari, the responses to the questionnaire indicated that we have purchased an immaterial amount of goods from certain companies (or their subsidiaries) of which Mr. Solari is a director and general partner. Our Board of Directors affirmatively determined that the relationship was not material either to us or to the companies. Based on the foregoing, our Board of Directors had a majority of independent directors and each of the Audit, Nominating/Corporate Governance and Compensation committees of our Board of Directors during fiscal year 2017 were comprised entirely of independent directors. It is expected that the majority of directors and all members of such committees in fiscal year 2018 will be independent as well. Accordingly, during fiscal year 2017, we were in compliance with the requirements of the NYSE and the SEC for director independence, and we will continue to be in compliance during fiscal year 2018.
Executive Sessions of Non-Management Directors
In accordance with the NYSE Standards, our Board of Directors typically holds an executive session of non-management directors (all of whom are independent) as a part of every regularly scheduled meeting of our Board of Directors. These executive sessions are chaired by the Non-Executive Chairman of our Board of Directors.

Communications with Board Members
Security holders and interested parties wishing to communicate directly with our Non-Executive Chairman or any sub-group of our independent directors may do so by directing their communications to the ethics hotline described below and specifically asking the operator to direct their concerns to our Non-Executive Chairman or such independent directors, as desired.
Ethics Hotline
We maintain an ethics hotline 1-866-457-9346 that individuals may call to report any concerns to Global Compliance, a third party service provider that administers our ethics hotline. Alternatively, interested parties can report any such concern by visiting the following web site: www.integrity-helpline.com/Beazer.jsp. The link provides an on-line form that, upon completion, will be submitted directly to Global Compliance. Individuals may report their concerns anonymously, should they wish to do so. All such reports are directed to certain of our officers, including our Compliance Officer, and are reviewed and investigated as appropriate. Where warranted after investigation, messages will be summarized and referred to the Audit Committee for appropriate action.
Corporate Governance Guidelines and Code of Business Conduct and Ethics
Our Board of Directors has adopted a set of Corporate Governance Guidelines that address an array of governance issues and principles, including director qualifications and responsibilities, access to management personnel and independent advisors, director orientation and continuing education, management succession, annual performance evaluations of our Board of Directors and meetings of independent directors.
We maintain a Code of Business Conduct and Ethics (“Code of Ethics”) applicable to all directors, officers and employees that complies with the NYSE Standards. Our employees are also subject to additional Company policies, guidelines and rules governing particular types of conduct or situations. On an annual basis, each director, officer and employee of the Company is required to provide an acknowledgment that he or she has received and reviewed our Code of Ethics and to disclose potential ethics issues. In addition, all employees of the Company are required to undergo an annual ethics training program.
The current versions of our Corporate Governance Guidelines and Code of Ethics are posted and available for public viewing in the Investors section of our web site at www.beazer.com. In addition, they are available in print to any stockholder upon request to our Investor Relations Department, Beazer Homes USA, Inc., 1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328.
Stock Ownership and Holding Requirements
Our Company has a stock ownership policy for outside directors and NEOs to more closely align the interests of our NEOs and directors with those of our stockholders. The stock ownership policy requires each NEO and director to own the lesser of either (i) a multiple of base salary (for NEOs) or annual retainer (for outside directors) or (ii) a fixed number of shares. NEOs and directors are required to hold 50% of net after-tax shares issued upon vesting of restricted stock or exercised stock options until their required respective stock ownership levels are achieved. Once an individual achieves the stock ownership requirement, the retention requirement no longer applies.
Under this policy, the ownership requirement for our CEO is 5.0 times base salary and the ownership requirement for our other NEOs is 3.0 times base salary. The ownership requirement for directors is 3.0 times the annual retainer. Each NEO or director must be in compliance with the policy by the later of (i) five years from the policy's 2011 adoption date, or (ii) five years from the date the individual becomes an NEO or director. As of December 6, 2017, all of our NEOs and directors were in compliance with our stock ownership policy. For additional information see “Compensation Discussion and Analysis — Various Compensation Policies — Stock Ownership and Holding Requirements.”
No Hedging or Pledging of Company Stock
Our Board of Directors has adopted a policy that prohibits our officers and directors from hedging or pledging Company stock.
Compensation Clawback Policy
Since 2011, we have had a policy that would enable the Company to clawback all or a portion of incentive compensation in the event an individual’s misconduct causes the Company to issue a restatement of its financials, to the extent that individual’s incentive compensation was based on the misstated financials. For additional information see “Compensation Discussion and Analysis — Various Compensation Policies — Compensation Clawback Policy.”
Awards under our 2014 Long-Term Incentive Plan are subject to any clawback policy adopted by the Compensation Committee, including clawback policies to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), the Sarbanes-Oxley Act and any final SEC rules. Under the 2014 Long-Term Incentive Plan, the Compensation Committee may also provide for recoupment or forfeiture of awards if a participant engages in “detrimental activity” with respect to the Company.
Our NEOs’ employment agreements further specify that any incentive compensation that is paid or granted to the NEOs will be subject to recoupment under the terms of any clawback policy of the Company.
Procedures Regarding Director Candidates Recommended by Stockholders
Our Nominating/Corporate Governance Committee will consider Board of Director candidates recommended by our stockholders. If the Nominating/Corporate Governance Committee determines to nominate a stockholder-recommended candidate, then that nominee’s name will be included in the proxy statement for the next annual meeting. Stockholder recommendations must be addressed to: Beazer Homes USA, Inc., Attention: Chair, Nominating/Corporate Governance Committee, 1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328. Our stockholders also have the right under our Bylaws to directly nominate director candidates at an annual meeting by following the procedures outlined in our Bylaws. If a director candidate were to be recommended by a stockholder, our Nominating/Corporate Governance Committee will evaluate such candidate in the same manner it evaluates director candidates identified by such Committee.
Director Qualifications
Pursuant to our Corporate Governance Guidelines, our Nominating/Corporate Governance Committee is directed to work with our Board of Directors on an annual basis to determine the appropriate characteristics, skills and experience for each director and for our Board of Directors as a whole. In evaluating these issues, the Committee and our Board of Directors take into account many factors, including the individual director’s general understanding of accounting, marketing, finance and other elements relevant to the success of a large publicly-traded company, understanding of our business on an operational level, education or professional background and willingness to devote time to Board of Director duties. While our Board of Directors does not have a specific diversity policy, it considers diversity of race, ethnicity, gender, age and professional accomplishments in evaluating director candidates. Each individual is evaluated in the context of our Board of Directors as a whole, with the objective of recommending a group of nominees that can best promote the success of the business and represent stockholder interests through the exercise of sound judgment based on diversity of experience and background.
Compensation Committee Interlocks and Insider Participation
The members of our Compensation Committee during fiscal year 2017 were Messrs. Leemputte, Orser, Shepherd and Solari and Ms. Provencio. Mr. Solari retired from the Board of Directors and his role with the Compensation Committee at our 2017 annual meeting of stockholders. None of the members of our Compensation Committee has ever been an officer or employee of the Company or any of our subsidiaries. None of the members of our Compensation Committee had any relationship requiring disclosure under “Transactions with Related Persons.” During fiscal year 2017, none of our executive officers served as a director or member of the compensation committee (or other committee of the board of directors performing equivalent functions) of another entity that had an executive officer serving on our Board of Directors.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of our stock, as well as certain affiliates of such persons, to file initial reports of ownership and changes of ownership with the SEC. These parties are required to furnish us with copies of the reports they file. Based solely on a review of the copies of the Section 16(a) reports and amendments thereto known to us, we believe that all reports required pursuant to Section 16(a) for fiscal year 2017 were timely filed by our executive officers and directors.
EXECUTIVE OFFICERS
Set forth below is information as of December 6, 2017 regarding our executive officers who are not serving or nominated as directors:
KENNETH F. KHOURY. Mr. Khoury, 66, joined the Company in January 2009 as Executive Vice President and General Counsel. In June 2011, Mr. Khoury was also named Chief Administrative Officer. Mr. Khoury was previously Executive Vice President and General Counsel of Delta Air Lines from September 2006 to November 2008. Practicing law for over 40 years,

Mr. Khoury’s career has included both private practice and extensive in-house counsel experience. Prior to Delta Air Lines, Mr. Khoury was Senior Vice President and General Counsel of Weyerhaeuser Corporation and spent 15 years with Georgia-Pacific Corporation, where he served most recently as Vice President and Deputy General Counsel. He also spent five years at the law firm White & Case in New York. He received a Bachelor of Arts degree from Rutgers College and a Juris Doctor from Fordham University School of Law.
ROBERT L. SALOMON. Mr. Salomon, 57, our Executive Vice President and Chief Financial Officer, joined the Company in February 2008 as Senior Vice President, Chief Accounting Officer and Controller. Mr. Salomon was previously with the homebuilding company Ashton Woods Homes where he served as Chief Financial Officer and Treasurer since 1998. Previously, he held various financial management roles of increasing responsibility over a six-year period with homebuilder M.D.C. Holdings, Inc. Mr. Salomon has 32 years of financial management experience, 24 of which have been in the homebuilding industry. Mr. Salomon is a member of the American Institute of Certified Public Accountants and a graduate of the University of Iowa with a Bachelor of Business Administration degree.

PROPOSAL 1 — ELECTION OF DIRECTORS
General
Each of the nominees listed below has been nominated as a director to serve a term of one year and until his or her respective successor has been qualified and elected. Each of the following nominees is presently serving as a director. Our Board of Directors periodically evaluates the appropriate size for our Board of Directors and will set the number of directors in accordance with our Bylaws and based on recommendations of the Nominating/Corporate Governance Committee.
In the event any nominee is not available as a candidate for director, votes will be cast pursuant to authority granted by the proxy for such other candidate or candidates as may be recommended by the Nominating/Corporate Governance Committee and subsequently nominated by our Board of Directors. Our Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve as a director, if elected.
Nominees
The biographical information appearing below with respect to each nominee has been furnished to us by the nominee:
ELIZABETH S. ACTON.  Ms. Acton, 66, has served as a director of the Company since May 2012.  Prior to her retirement in April 2012, Ms. Acton was Executive Vice President Finance (from 2011 to 2012) and Executive Vice President and Chief Financial Officer from (2002 to 2011) of Comerica Incorporated, a financial services company. Prior to joining Comerica, Ms. Acton held a variety of positions at Ford Motor Company from 1983 to 2002, including Vice President and Treasurer from 2000 to 2002 and Executive Vice President and Chief Financial Officer of Ford Motor Credit Company from 1998 to 2000.  She is an Independent Trustee of the Fidelity Fixed Income and Asset Allocation Funds.  Ms. Acton received a Bachelor’s degree from the University of Minnesota and a Master of Business Administration degree in Finance from Indiana University.
Ms. Acton has over 35 years of financial management expertise as well as significant experience as a finance executive for two public companies. We believe Ms. Acton’s finance and accounting expertise is valuable to the Company in many respects, including as Chair of our Finance Committee, as well as compliance with our obligations under various regulatory requirements for financial expertise on our Board of Directors and Audit Committee.
LAURENT ALPERT.  Mr. Alpert, 71, has served as a director of the Company since February 2002. Mr. Alpert is a Senior Counsel of the international law firm of Cleary, Gottlieb, Steen & Hamilton. He joined Cleary Gottlieb in 1972, and was a partner from 1980 until his retirement in November 2016. He received his undergraduate degree from Harvard College and a law degree from Harvard Law School. Mr. Alpert is also an overseer of the International Rescue Committee, a non-profit organization providing relief and resettlement services to refugees.
Mr. Alpert brings to our Board of Directors over 40 years of experience practicing law with one of the world’s pre-eminent law firms and over 15 years’ experience on our Board of Directors. He has substantial experience representing companies in a broad range of industries. In light of the regulatory environment in which the Company operates and the continued emphasis on corporate governance, ethics and compliance for public companies, Mr. Alpert’s experience, training and judgment are deemed to be of significant benefit to the Company.
BRIAN C. BEAZER.  Mr. Beazer, 82, is our Chairman Emeritus and has served as a director of the Company since our IPO in 1994. Mr. Beazer served as our Non-Executive Chairman of the Board from 1994 until February 2015. From 1968 to 1983, Mr. Beazer was Chief Executive Officer of Beazer PLC, a United Kingdom company, and then was Chairman and Chief Executive Officer of that company from 1983 to the date of its acquisition by Hanson PLC in 1991. During that time, Beazer PLC expanded its activities internationally to include homebuilding, quarrying, contracting and real estate and generated annual revenue of approximately $3.4 billion. Mr. Beazer was educated at the Cathedral School, Wells, Somerset, England. He is a director of Beazer Japan, Ltd. and Seal Mint, Ltd. and is a private investor.
Mr. Beazer has been in the homebuilding and construction industry worldwide for over 50 years. His experience and vision have been driving forces at the Company since prior to its IPO. His extraordinary experience and stature as a highly respected international businessman provide the Company with unique insight into national and international economic policies that impact the homebuilding industry, as well as an in-depth understanding of the domestic homebuilding industry. We continue to benefit from his knowledge and experience in his role as Chairman Emeritus.
PETER G. LEEMPUTTE.  Mr. Leemputte, 60, has been a director of the Company since August 2005. Mr. Leemputte joined Keurig Green Mountain, Inc., a leader in specialty coffee, coffee makers, teas and other beverages, in June 2015 and served as Chief Financial Officer and Treasurer from August 2015 until his retirement following the sale of the company in June 2016. Prior to that, from September 2008 to March 2015, Mr. Leemputte worked at Mead Johnson Nutrition Company, a global leader in infant and children’s nutrition, where he served most recently as Executive Vice President and Chief Financial Officer. Previously, Mr. Leemputte was Senior Vice President and Chief Financial Officer for Brunswick Corporation. He joined Brunswick in 2001 as Vice President and Controller. Prior to joining Brunswick Corporation, Mr. Leemputte held various management positions at Chicago Title Corporation, Mercer Management Consulting, Armco Inc., FMC Corporation and BP. Mr. Leemputte holds a Bachelor of Science degree in Chemical Engineering from Washington University, St. Louis and a Master of Business Administration in Finance from the University of Chicago Booth School of Business. Mr. Leemputte currently serves as a director of MasterCraft Boat Company (NASDAQ: MCFT).
Mr. Leemputte’s experience, particularly his increasingly important financial responsibilities for several of the nation’s leading corporations, provides significant financial and accounting expertise that has been invaluable to the Company in many respects, including assessment of our capital structure and financial strategy.
ALLAN P. MERRILL.  Mr. Merrill, 51, joined the Company in May 2007 as Executive Vice President and Chief Financial Officer, and was named President and Chief Executive Officer in June 2011. Prior to joining the Company, Mr. Merrill worked in both investment banking and in online real estate marketing. From 1987 to 2000, Mr. Merrill worked for the investment banking firm UBS (and its predecessor Dillon, Read & Co.), where he was a managing director and ultimately served as co-head of the Global Resources Group, overseeing relationships with construction and building materials companies around the world, as well as with clients in other industries. During his investment banking career, he advised the Company on its 1994 IPO as well as on several major acquisitions. Immediately prior to joining the Company, Mr. Merrill worked for Move, Inc., where he served as Executive Vice President of Corporate Development and Strategy. From April 2000 to October 2001, Mr. Merrill was president of Homebuilder.com, a division of Move, Inc. Mr. Merrill is a member of the Policy Advisory Board of the Joint Center for Housing Studies at Harvard University and the Executive Committee of the Metro Atlanta Chamber of Commerce. He is also a director of Builder Homesite, Inc. and he chairs the Management Committee of the Leading Builders of America. He is a graduate of the University of Pennsylvania’s Wharton School with a Bachelor of Science degree in Economics.
We believe Mr. Merrill’s experience in and knowledge of the homebuilding sector, gained primarily through finance, capital markets and strategic development roles over more than 20 years, is particularly valuable to the Company as it seeks to achieve its financial and operational goals.
PETER M. ORSER. Mr. Orser, 61, has been a director of the Company since February 2016. From 2010 to 2014, Mr. Orser served as President and Chief Executive Officer of the Weyerhaeuser Real Estate Company, a subsidiary of Weyerhaeuser Company, where he oversaw five different homebuilding operations across the United States. In July 2014, under his leadership, Weyerhaeuser completed the successful sale of the company. Prior to that, Mr. Orser spent almost 25 years in various positions at Quadrant Homes, a leading homebuilder in the state of Washington and a subsidiary of Weyerhaeuser, including serving as President from 2003 to 2010. Mr. Orser is active in a number of other civic organizations, including serving as Chair of the Runstad Real Estate Center Advisory Board at the University of Washington, and was appointed by the Governor to serve on the Washington State Affordable Housing Advisory Board. Mr. Orser holds a Bachelor of Science degree from the University of Puget Sound and a Master of Urban Planning from the University of Washington.
Mr. Orser’s experience in the homebuilding industry provides significant operational and safety expertise to the Company. We believe his understanding of our industry, as well as his management experience gained over the course of his career, provides tremendous value to the Board.
NORMA A. PROVENCIO. Ms. Provencio, 60, has been a director of the Company since November 2009. Ms. Provencio is President and owner of Provencio Advisory Services Inc., a healthcare financial and operational consulting firm. Prior to forming Provencio Advisory Services in October 2003, she was the Partner-in-Charge of KPMG’s Pacific Southwest Healthcare Practice since May 2002. From 1979 to 2002, she was with Arthur Andersen, serving as that firm’s Partner-in-Charge of the Pharmaceutical, Biomedical and Healthcare Practice for the Pacific Southwest. Ms. Provencio received her Bachelor of Science in Accounting from Loyola Marymount University. She is a certified public accountant and also a member of the Board of Regents of Loyola Marymount University.
Ms. Provencio has over 30 years’ experience in the public accounting field. We believe her in-depth understanding of accounting rules and financial reporting regulations to be extremely valuable to the Company’s commitment and efforts to comply with regulatory requirements, including those related to Audit Committee functions.
DANNY R. SHEPHERD. Mr. Shepherd, 66, has been a director of the Company since November 2016. Prior to his retirement in 2015, Mr. Shepherd was Vice Chairman (from 2014 to 2015) and served as Senior Vice President, Executive Vice President and Chief Operating Officer (from 2001 to 2014) of Vulcan Materials Company, a producer of construction aggregates. Mr. Shepherd is a current director of GCP Applied Technologies. Mr. Shepherd received his Bachelor of Science degree from Georgia Institute of Technology.

Mr. Shepherd has significant experience in the building materials industry, and he has over forty years of public company experience. He served in various management roles over the course of his career, including thirteen years as an executive of a large producer of construction aggregates. We believe his in-depth understanding of our industry, as well as his management and operational experience, provides tremendous value to the Board.
STEPHEN P. ZELNAK, JR. Mr. Zelnak, 72, has served as a director of the Company since February 2003 and as our Non-Executive Chairman of the Board since February 2015. He is currently a director of Martin Marietta Materials, Inc., a producer of aggregates for the construction industry where he has also served as Chief Executive Officer from 1993 through 2009 and Chairman of the Board of Directors from 1997 through May 2014. Mr. Zelnak joined Martin Marietta Corporation in 1981 where he served as the President of Martin Marietta’s Materials Group and of Martin Marietta’s Aggregates Division. Mr. Zelnak also serves as Chairman and majority owner of ZP Enterprises, LLC, a private investment firm. Mr. Zelnak received a Bachelor’s degree from Georgia Institute of Technology and Masters degrees in Administrative Science and Business Administration from the University of Alabama System. He has served as Chairman of the North Carolina Chamber and is the past Chairman of the North Carolina Community College Foundation. He serves on the Advisory Board of the College of Management at North Carolina State University and is a Trustee Emeritus of the Georgia Tech Foundation.
Mr. Zelnak brings over 30 years’ experience as a senior executive in the building materials industry, as well as an educational background that includes business administration, organizational behavior and finance. In addition, his prior experience as the chief executive officer of a publicly-traded company is especially beneficial in his role as a member of the Audit Committee and the Nominating/Corporate Governance Committee. His vast knowledge of the building industry and mentorship skills are tremendous assets to the Board and the executive management team in his role as Non-Executive Chairman.
Recommendation
The Board of Directors recommends a vote FOR the election of each of the nominees named above.

DIRECTOR COMPENSATION
Director Compensation Table
The following table sets forth the compensation of each non-employee director in fiscal year 2017. As discussed in footnote 3 to the table, we believe it is important to note that the compensation information relating to stock and option awards appearing in the table below is calculated according to SEC rules and does not represent current values or the value ultimately realized.

Name (1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)	Option Awards ($)	Total ($)
Elizabeth S. Acton	$107,500	$99,992	$0	$207,492
Laurent Alpert	$105,000	$99,992	$0	$204,992
Brian C. Beazer	$95,000	$99,992	$0	$194,992
Peter G. Leemputte	$105,000	$99,992	$0	$204,992
Peter M. Orser	$95,000	$99,992	$0	$194,992
Norma A. Provencio	$110,000	$99,992	$0	$209,992
Danny R. Shepherd	$97,500	$99,992	$0	$197,492
Larry T. Solari	$23,750	$0	$0	$23,750
Stephen P. Zelnak, Jr.	$150,000	$199,997	$0	$349,997

________________________________________

(1)
Allan Merrill, our President and Chief Executive Officer, is a member of our Board of Directors. His compensation is disclosed in the tables included under “Executive Compensation.” Because Mr. Merrill does not receive compensation separately for his duties as a director, he is not included in the Director Compensation table.

(2)	See Director Compensation for Fiscal Year 2017.

(3)
Represents the aggregate grant date fair value of awards determined in accordance with FASB ASC Topic 718. These are not amounts paid to or realized by the non-employee directors. Further information regarding the valuation of stock and option awards can be found in Notes 2 and 16 to our Consolidated Financial Statements in our 2017 Form 10-K. In fiscal year 2017, Ms. Acton, Ms. Provencio and Messrs. Alpert, Beazer, Leemputte, Orser and Shepherd were each granted 7,993 shares of restricted stock. Mr. Zelnak was granted 15,987 shares of restricted stock, consisting of: (a) his non-employee director grant of 7,993 shares; and (b) an additional grant of 7,994 shares in connection with his service as Chairman of the Board. Each award vests on the one-year anniversary of its grant date.

Narrative Disclosure to Director Compensation Table
Director Compensation for Fiscal Year 2017
The fiscal year 2017 director compensation is described in the table below.

Director Compensation Program: Fiscal Year 2017
Meeting Attendance Fees	No fees for Board and committee meetings.
Annual Cash Retainer	$75,000 annual cash retainer for all non-employee directors. Annual compensation for the Non-Executive Chairman is addressed below under “Non-Executive Chairman Compensation.”
Annual Committee Chair Retainers	$25,000 for Audit Committee Chair. $20,000 for Compensation Committee, Nominating/Corporate Governance Committee and Finance Committee Chairs.
Annual Non-Chair Committee Member Retainers	$12,500 annual retainer for non-chair members of the Audit Committee. $10,000 annual retainer for non-chair members of the Compensation, Nominating/Corporate Governance and Finance Committees.
Annual Equity Grant	The target annual equity grant for all non-employee directors is equal to $100,000, subject to share usage and availability each year. (1)
Non-Executive Chairman Compensation
In addition to the $75,000 annual cash retainer and $100,000 annual equity award to be paid to all non-employee directors, the Non-Executive Chairman is entitled to receive an additional $75,000 annual cash retainer and an additional $100,000 annual equity award, subject to share usage and availability each year. The Non-Executive Chairman is not eligible to receive additional retainers for committee service.

Out-of-Pocket Expenses	Reimbursement for reasonable out-of-pocket expenses incurred in connection with participating in Board and committee meetings.

(1)
Directors are eligible to receive grants of equity-based awards under the Company’s long-term incentive plans, at the discretion of our Compensation Committee. Our Compensation Committee’s rationale for equity grants to directors is similar to that for our NEOs, namely, to align their interests with those of stockholders. The amount of the director grant is determined in consultation with our Compensation Committee’s independent compensation consultant Pearl Meyer Partners. See footnote 3 to the Director Compensation table above.

Except as described above, our non-employee directors did not receive any other compensation from the Company for services rendered as a director during fiscal year 2017. Our directors are subject to stock ownership and holding requirements, as described under “Compensation Discussion and Analysis — Various Compensation Policies — Stock Ownership and Holding Requirements.”

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board of Directors has selected the firm of Deloitte & Touche LLP, the member firms of Deloitte & Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”), to serve as our independent registered public accounting firm for the fiscal year ending September 30, 2018. Deloitte & Touche has served as our accounting firm since our fiscal year ended September 30, 1996. The services provided to the Company by Deloitte & Touche for the last two fiscal years are described under the caption “Principal Accountant Fees and Services” below. Stockholder approval of the appointment is not required; however, our Board of Directors believes that obtaining stockholder ratification of the appointment is a sound governance practice.
Representatives of Deloitte & Touche will be present at the annual meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.
Recommendation
The Board of Directors recommends a vote FOR ratification of the appointment of Deloitte & Touche as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2018.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee meets the definition of an audit committee as set forth in Section 3(a)(58)(A) of the Exchange Act and operates under a written charter adopted by our Board of Directors. Each member of the Audit Committee is independent and financially literate in the judgment of the Board of Directors and as required by the Sarbanes-Oxley Act and applicable SEC and NYSE rules. The Board of Directors has also determined that Ms. Acton, Ms. Provencio and Messrs. Shepherd and Zelnak qualify as “audit committee financial experts,” as defined under SEC regulations.
Management is responsible for our internal controls and the financial reporting process. Deloitte & Touche, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and for issuing a report thereon. The Audit Committee’s responsibility is generally to monitor and oversee these processes, as described in the Audit Committee Charter.
The Audit Committee reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended September 30, 2017. The Audit Committee has discussed with Deloitte & Touche the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the PCAOB in Rule 3200T.
The Audit Committee has also received the written communications from Deloitte & Touche required by the PCAOB regarding Deloitte & Touche’s communications with the Audit Committee concerning independence and has discussed with Deloitte & Touche their independence. The Audit Committee has considered whether the provision of the non-audit services described below by Deloitte & Touche is compatible with maintaining their independence and has concluded that the provision of these services does not compromise such independence.
Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017 for filing with the SEC.
Norma A. Provencio (Chair)
Elizabeth S. Acton
Danny R. Shepherd
Stephen P. Zelnak, Jr.
The Members of the Audit Committee November 9, 2017

PRINCIPAL ACCOUNTANT FEES AND SERVICES
For the fiscal years ended September 30, 2017 and 2016, the following professional services were performed by Deloitte & Touche.
Audit Fees: The aggregate audit fees billed for the fiscal years ended September 30, 2017 and 2016 were $1,205,000 and $1,140,000, respectively. Audit fees consisted of fees associated with the audit of our annual financial statements and internal control over financial reporting, the audits of certain consolidated subsidiaries, reviews of the financial statements included in our quarterly reports on Form 10-Q, and other services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.
Audit-Related Fees: The aggregate fees billed for audit-related services for the fiscal years ended September 30, 2017 and 2016 were $33,800 and $43,800, respectively. These fees related to assurance and related services performed by Deloitte & Touche that are reasonably related to the performance of the audit or review of our financial statements. These services included employee benefit and compensation plan audits.
Tax Fees: No fees for tax services were billed by or paid to Deloitte & Touche in either fiscal year 2017 or fiscal year 2016.
All Other Fees: No other fees were billed by or paid to Deloitte & Touche in either fiscal year 2017 or fiscal year 2016.
Our Audit Committee annually approves each year’s engagement for audit services in advance. Our Audit Committee has also established complementary procedures to require pre-approval of all permitted non-audit services provided by our independent auditors.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) provides a detailed description of our executive compensation objectives, practices and programs, as well as the means by which our Compensation Committee (the “Committee”) determines executive compensation under those programs. The CD&A focuses on the compensation of our NEOs for fiscal year 2017, who were:

•	our President and Chief Executive Officer, Allan P. Merrill;

•	our Executive Vice President and Chief Financial Officer, Robert L. Salomon; and

•	our Executive Vice President, General Counsel and Chief Administrative Officer, Kenneth F. Khoury.

Executive Summary
Fiscal Year 2017 Results
The Committee and its independent compensation consultant establish programs that are intended to reward past performance and to incent future achievements that support the Company’s short-term and long-term strategic goals and business plans. The Committee believes that when designing such programs that it is important to review the financial and operational achievements of management for the previous fiscal year as well as over the long term.
During fiscal year 2017, we made significant progress on virtually all key financial metrics and improved on our fiscal year 2016 performance, despite challenging conditions in several of our markets. In fiscal year 2017:

•	Our net income from continuing operations was $32.0 million, up from $5.2 million in the prior year.

•	Adjusted EBITDA was $178.8 million, up 14.4% year-over-year.

•	Homebuilding revenue grew to $1.9 billion, up 6.2% year-over-year.

•	Our average sales price (“ASP”) increased to $343,100, the highest ASP for any year in our history.

•	New home deliveries were 5,525, up 2.0% year over year.

•	New home orders were 5,464, up 3.2% year-over-year.

•	Our average active community count was 155, down 6.7% year-over-year.

•	The dollar value of our backlog was $665.8 million at the end of the fiscal year, up 2.0% year-over-year.
For purposes of this CD&A, the terms used below will have the following meaning:
“Adjusted EBITDA” (earnings before interest, taxes, depreciation, amortization, debt extinguishment charges and impairments) is calculated by adding charges, including inventory impairment and abandonment charges, joint venture impairment charges and other non-recurring items for the period to EBITDA. "EBITDA" is calculated by adding non-cash charges, including depreciation and amortization for the period, to EBIT. "EBIT" equals net income (loss) before (a) previously capitalized interest amortized to home construction and land sales expenses, capitalized interest impaired and interest expense not qualified for capitalization; and (b) income taxes. See Annex I for a reconciliation of Adjusted EBITDA to net income (loss).
“Bonus Plan EBITDA” is equal to Adjusted EBITDA before accrual of corporate bonuses.
Progress Since Fiscal Year 2011
After being appointed to their current management roles in June 2011, our NEOs have returned the Company to profitability and generated significant increases in revenue, adjusted EBITDA and shareholders’ equity while reducing total debt as a percentage of shareholders' equity plus total debt. These achievements since fiscal year 2011 are highlighted below.

•
Significant Improvement in Total Revenue, Net Income from Continuing Operations and Adjusted EBITDA. Since fiscal year 2011, the Company grew revenue by 158.2%. During the same period, Net Income from Continuing Operations grew from a loss of $200.2 million for fiscal year 2011 to net income of $32 million for fiscal year 2017. Adjusted EBITDA (1) for fiscal year 2017 of $178.8 million reflects an improvement of $203.7 million, as compared to a loss of $24.9 million for fiscal year 2011. Since the fourth quarter of fiscal year 2011, Adjusted EBITDA over the trailing twelve month period has increased in 23 out of 24 quarters.

(1) See Annex I for a reconciliation to the comparable GAAP measure.

•
Reduced Debt as a Percentage of Total Capital. We reduced total debt as a percentage of total debt and shareholders equity from 88.1% at the end of fiscal year 2011 to 66.0% at the end of fiscal year 2017.

•	Increased Shareholder Equity. Shareholder equity has increased by 243.9%, from $198.4 million at September 30, 2011 to $682.4 million at September 30, 2017.

•	Increased New Home Orders and Closings. New home orders of 5,464 and closings of 5,525 for fiscal year 2017 increased by 39.1% and 70.1%, respectively, as compared to fiscal year 2011.

•
Substantial Growth in Average Sales Per Community and Average Sales Price. The Company improved average sales per community per month from 1.8 for fiscal year 2011 to 2.9 for fiscal year 2017, a 61.1% increase. Our fiscal year 2017 rate of sales per community per month remains among the strongest absorption rates in the industry. Over the same time period, the Company increased the average sales price by 56.4%, from $219,400 to $343,100 (the highest in Company history).

•	Reduced Costs as a Percentage of Revenue. SG&A as a percentage of total revenue was reduced from 22.9% for fiscal year 2011 to 12.4% for fiscal year 2017.

•
Activated Previously Idled Land. At the close of fiscal year 2011, the Company’s balance sheet was burdened with approximately $385 million of land owned for which development was not economically feasible. Since that time, the Company has sold or activated much of this idled land and, as of the close of fiscal year 2017, the remaining properties are carried at $113 million. This efficient use of assets already owned has permitted the Company to devote capital to other uses such as acquisition of new land and debt reduction.

Highlights of Our Compensation Practices
Set forth below are certain highlights of our current compensation practices. These practices include those adopted to drive the Company’s performance, as well as those the Company has not adopted because the Committee does not believe these practices serve the best interests of our stockholders.

What We Do
Practice	Company Highlights	Discussed on Page(s)
☑ Pay for Performance
Substantially all NEO short- and long-term incentive compensation is tied to performance, and requires the achievement of operational, financial and strategic goals in order to be earned.
•
Despite significant improvements in financial and operational results, realizable values for long-term incentive awards granted to NEOs the last five years are well below target award values since the Company's performance did not achieve specified performance metrics. For example, the Total Shareholder Return performance shares granted to our NEOs in fiscal years 2013, 2014 and 2015, the Pre-Tax Income performance shares granted to our NEOs in fiscal year 2015 and the performance cash tied to gross margin improvement granted in fiscal year 2014 expired without vesting.
24-30
☑ Alignment with Stockholder Interests
In recent years, we increased the emphasis on equity-based grants to our NEOs to more closely align their interests with those of our stockholders, and increased NEO stock ownership and holding requirements.
30-31
☑ Awards Do Not Automatically Vest Following a Change in Control
Our NEO employment agreements include double-trigger change in control provisions as a condition to cash severance payments. In addition, in the event of a change in control, annual equity awards to NEOs under our 2014 Long-Term Incentive Plan do not automatically vest. Instead, the Committee has broad discretion to determine the treatment of such awards.
36-38
☑ Mitigate Undue Risk
Undue risk that may be associated with NEO compensation is mitigated through the utilization of caps on incentive payouts, multiple performance measures for incentive plans, a compensation clawback policy, and stock ownership guidelines. The Committee receives a compensation risk assessment annually from its independent compensation consultant.
4-6, 24-30
☑ Compensation Subject to Recoupment or “Clawback”
The Company has the right to clawback all or a portion of an individual’s incentive compensation in the event their misconduct requires the Company to restate of its financial statements, to the extent that individual’s incentive compensation was based on the misstated financials.
6-7
☑ No Hedging or Pledging of Company Stock	The Company has a policy that prohibits our officers and directors from hedging or pledging Company stock.	6
☑ Independent Compensation Consultant	The Committee utilizes an independent compensation consulting firm, Pearl Meyer, which reports directly to the Committee and does not provide any other services to the Company.	24-25
☑ Annual Review of Share Utilization	The Company annually evaluates share utilization run rates to strike the appropriate balance among dilution to stockholders, management incentives and practices at peer companies.	27-30

What We Don’t Do
Practice	Company Highlights
☒ No Tax-Gross Ups	We do not provide tax gross-ups for our NEOs or our directors or any employee.
☒ No NEO Specific Perquisites
NEOs do not have supplemental executive retirement plans, company cars, club memberships or other significant perquisites. NEOs receive benefits that are comparable to benefits provided to other employees and for some benefits pay higher rates than other employees.

☒ No Evergreen Employment Agreements	NEO employment agreements do not automatically renew, are for a fixed term and are terminable by the Company with or without cause.
☒ No "Liberal Share Recycling"	Our 2014 Long-Term Incentive Plan provides that shares of common stock used to pay taxes or to pay the exercise price of stock options for Awards will be cancelled and not available for re-issuing.

Consideration of the 2017 Say on Pay Vote
Following our 2017 annual meeting of stockholders, the Committee reviewed the results of the non-binding stockholder advisory vote on our executive compensation (the “2017 Say on Pay Vote”). Over 96% of the shares voted on the proposal were voted in support of the compensation of our NEOs.

In designing the compensation program for fiscal year 2018, the Committee considered the results of the 2017 Say on Pay Vote, our ongoing dialogue with stockholders, internal considerations such as consistency from year to year and an evaluation of peer practices. After consideration, the Committee concluded that, for fiscal year 2018, it was appropriate to maintain the existing compensation mix of our NEOs, with a slight variation in the components of the long-term incentive plan to reflect the Company’s current strategic direction. The fiscal year 2018 compensation program continues to tie the majority of our NEOs’ compensation to performance metrics that support the Company's strategy of balanced growth.
Overall Compensation Philosophy and Objectives
Pay for Performance
Our core compensation philosophy continues to be focused on providing incentive compensation to our management team when they achieve aggressive financial and non-financial goals that the Committee and our Board of Directors believe are critical to enhancing stockholder value. As part of that philosophy, failure to reach such goals can result in no compensation under a particular plan or metric. For example, the Total Shareholder Return performance shares granted to our NEOs in November 2012, November 2013 and November 2014 expired at the end of their three-year performance periods without vesting because the Company’s stock price did not achieve the specified performance levels. Also, the Pre-Tax Income performance shares granted to our NEOs in November 2014 expired at the end of its three-year performance period in November 2017 without vesting because the Company did not achieve the specified performance level.
Core Principles
Our compensation program is comprised of a combination of base salary, short-term cash incentive compensation and long-term incentives in the form of performance shares and, to a lesser extent, time-based restricted stock. The Committee generally seeks to align overall compensation opportunities within a competitive range of the peer group 50th percentile.
The Committee reviews our core compensation philosophy annually in conjunction with the review of our compensation programs. While our core compensation philosophy and objectives have remained largely constant, the Committee has not hesitated to make adjustments to various aspects of our compensation programs to meet changing needs and circumstances of the Company. For example, the addition of a debt reduction metric for the fiscal year 2016 long-term incentive plan was the result of a new strategic goal for fiscal year 2016 to aggressively reduce debt.
By structuring compensation programs with features that are balanced between short- and long-term payouts as well as cash and equity awards, the Committee believes it can:

•	align management’s interests with those of our stockholders in both the short- and long-term;

•	reduce risks that may be associated with compensation that is overly focused on short-term objectives; and

•	attract, retain and motivate senior management personnel.
The Committee also believes that base salary and incentive compensation opportunities should be set based on a variety of factors, including key business objectives and strategic priorities, Company and executive performance, the compensation practices of our peer group, each executive’s specific responsibilities and skill sets, and the relationship among the compensation levels of members of our management team. In addition, the Committee has taken into consideration our need to attract and retain qualified executives in an industry that continues to experience an intense level of competition for senior executives.
Role of the Committee, Management and Compensation Consultants
The principal responsibilities of the Committee include:

•
meeting with its independent compensation consultant, with and without the presence of management, to review and structure objectives and compensation programs for our NEOs that are aligned with the Company’s business and financial strategy, and accordingly, stockholder interests;

•	evaluating the performance of our NEOs in light of those objectives; and

•	based on this evaluation, determining and approving the compensation level for our CEO (with input from our Non-Executive Chairman) and for other executive officers, with our CEO’s input.
During fiscal year 2017, the members of the Committee took into account discussions with, and presentations by, key members of our management team to ensure that our compensation plans were aligned with our operating and financial strategies. Specifically, in designing the compensation program for fiscal year 2017, the Committee received significant input from Mr. Merrill.
The Committee has retained Pearl Meyer for each of the last six fiscal years to provide advice regarding compensation plan design, compensation levels, benchmarking data and advice with regard to compensation disclosures. Prior to retaining Pearl Meyer for each of fiscal years 2017 and 2018, the Committee determined that Pearl Meyer qualifies as an independent compensation consultant. Pearl Meyer reports directly to the Committee and does not provide any other services to the Company.
Mr. Merrill reviewed the performance of Messrs. Salomon and Khoury for fiscal year 2017, and made recommendations to the Committee based on his review. In addition, our Non-Executive Chairman discussed Mr. Merrill’s performance with the Committee. Mr. Merrill was present for the Committee’s deliberations related to the compensation of the other NEOs, but not for the Committee’s discussions related to his own compensation.
Elements of Fiscal Year 2017 Executive Compensation
The discussion that follows summarizes each element of our compensation program for our NEOs for fiscal year 2017 and the rationale for the compensation decisions.
The Committee relied upon its judgment and experience, its assessment of the capabilities and achievements of our NEOs, advice from Pearl Meyer and benchmark data from peer companies to establish the overall level and mix of executive compensation components. In addition, the Committee took into account the stockholder vote at our 2017 annual meeting of stockholders, at which 96% of the shares voted on our Say on Pay proposal were voted in favor of our executive compensation program.
As part of the process of determining fiscal year 2017 target levels for NEO incentive compensation, the Committee reviewed the compensation practices at the 2017 Peer Group (as defined below under “— Peer Groups for Fiscal Years 2017 and 2018”). While the Committee believes benchmarking against pay practices at other publicly-held homebuilders is useful in determining whether our executive compensation practices are reasonable for fiscal year 2017 it did not establish compensation levels based solely on benchmarking industry practices. Nonetheless, based on data for the 2017 Peer Group, the Committee was advised by Pearl Meyer that compensation for our NEOs remained targeted between the 25th and 50th percentiles of the 2017 Peer Group.
Compensation Components and Mix
The Company’s fiscal year 2017 compensation program for our NEOs consisted of base salary, a short-term cash incentive plan and long-term incentives, including performance shares and, to a lesser extent, time-based restricted stock.
Base Salary
Based on its review for the 2017 fiscal year, the Committee decided the base salaries for Messrs. Merrill, Salomon and Khoury would remain unchanged at $900,000, $525,000 and $525,000, respectively. Based on competitive data, the Committee determined that these base salaries were positioned between the 25th and 50th percentiles of the 2017 Peer Group.
Short-Term Incentive Compensation
2017 Bonus Plan
For fiscal year 2017, the Committee established an annual cash incentive program for our NEOs (the “2017 Bonus Plan”) based on the achievement of certain financial and operational criteria established in advance by the Committee.
The chart below shows the threshold, target and maximum award opportunities, as a percentage of base salary, for each NEO under the 2017 Bonus Plan, assuming achievement of both the Bonus Plan EBITDA and operational components.

2017 Bonus Plan Overall Award Opportunities

	Threshold		Target		Maximum
	$ Value	As % of Base Salary	$ Value	As % of Base Salary	$ Value	As % of Base Salary
Mr. Merrill	$675,000	75%	$1,350,000	150%	$2,700,000	300%
Mr. Salomon	$262,500	50%	$525,000	100%	$1,050,000	200%
Mr. Khoury	$262,500	50%	$525,000	100%	$1,050,000	200%
EBITDA Component of 2017 Bonus Plan
In light of the demonstrated success of the Adjusted EBITDA metric as a driver of financial results in prior years and because improvement in Adjusted EBITDA is key to accomplishment of the strategic plan, the Committee decided that 75% of the overall annual bonus opportunity would be based on the achievement of aggressive levels of Adjusted EBITDA (“2017 Bonus Plan EBITDA”).
To the extent the actual 2017 Bonus Plan EBITDA performance was between the threshold and target performance levels, or between the target and maximum performance levels, linear interpolation was applied to determine the actual payout under this component of the 2017 Bonus Plan.
Results for 2017 Bonus Plan EBITDA
The Committee established the following 2017 Bonus Plan EBITDA targets: Threshold: $170 million; Target: $175 million; and Maximum: $185 million. The Company generated Bonus Plan EBITDA of $186.8 million. The Company's Bonus Plan EBITDA for fiscal year 2017 represented 106.7% of the target performance level and 101% of the maximum level of achievement necessary to earn an award. By exceeding the Maximum Bonus Plan EBITDA target, the Earned Percentage was calculated to be 300% for Mr. Merrill and 200% for each of Messrs. Salomon and Khoury.
The table below sets forth the amount each NEO received for the Bonus Plan EBITDA component of the 2017 Bonus Plan and how this amount was calculated. The amount earned was calculated based on base salary and using unrounded numbers.

	Mr. Merrill	Mr. Salomon	Mr. Khoury
Calculation of EBITDA Component Results
Base Salary	$900,000	$525,000	$525,000
x % of EBITDA Component Opportunity	x 75%	x 75%	x 75%
x Earned Percentage of Base Salary	x 300%	x 200%	x 200%
= $ Earned and Paid for Component	$2,025,000	$787,500	$787,500
Operational Component of 2017 Bonus Plan
The remaining 25% of the annual bonus opportunity under the 2017 Bonus Plan was based on improvement in certain pre-determined operational metrics:
•improvement in our customer satisfaction survey scores (10%);
•construction cycle times (10%); and
•a metric that rewards a combination of sales pace and margin each quarter and cumulatively for the year (5%).
In addition, the Committee retained the discretion to deduct from awards earned under this component for failure to achieve certain construction quality standards related to preventing water intrusion based on the assessment of an independent third-party expert. Also, our NEOs would only be eligible to receive an award for this operational component of the 2017 Bonus Plan if threshold 2017 Bonus Plan EBITDA was achieved.
Other than the customer satisfaction survey scores, the other metrics of the operational component of the 2017 Bonus Plan were new for fiscal year 2017.

Results for Operational Component of the 2017 Bonus Plan
Customer Satisfaction Scores
In order to achieve a bonus with respect to this metric, the Company would have to improve on customer satisfaction survey scores from the prior year in a predetermined number of its divisions in order to achieve either a threshold, target or maximum award. For fiscal 2017, the Company did not attain improvement in customer satisfaction scores at target levels, but did achieve a rate between threshold and target levels. Linear interpolation was applied between the relevant performance levels to determine the actual payout.
Construction Cycle Times
In order to achieve a bonus with respect to this metric, the Company would have to improve on construction cycle times from the prior year, and a threshold, target or maximum award would be earned depending on the number of days of overall improvement. For fiscal 2017, the Company attained improvement in construction cycle times at a level that earned an award between target and maximum levels, and linear interpolation was applied between the relevant performance levels to determine the actual payout.
Sales Pace and Margin
NEOs were eligible to receive 20% of this 5% overall component for each quarter that the Company met or exceeded a benchmark combination of sales pace and margin and the remaining 20% of this metric if the benchmark was achieved for all four quarters. NEOs earned the full award for this component.

Applying linear interpolation between threshold and maximum resulted in an Operational Earned Percentage of 179.8% for Mr. Merrill and 119.8% of target for each of Messrs. Salomon and Khoury (the “Operational Earned Percentage”). The table below sets forth the amount each NEO received for the operational component and how this amount was calculated. The amount earned was calculated based on base salary and using unrounded numbers.

	Mr. Merrill	Mr. Salomon	Mr. Khoury
Calculation of Operational Component Results
Base Salary	$900,000	$525,000	$525,000
x % of Operational Component Opportunity	x 25%	x 25%	x 25%
x Operational Earned Percentage of Base Salary	x 179.8%	x 119.8%	x 119.8%
= $ Earned and Paid for Component	$404,438	$157,281	$157,281
The chart below summarizes the total awards for our NEOs under the 2017 Bonus Plan. In calculating the total award for the 2017 Bonus Plan, the Committee exercised its discretion to deduct certain amounts from the overall award for each NEO based on the failure of one of the Company's divisions to achieve its water intrusion target score.

Summary of Fiscal Year 2017 Bonus Plan Awards

	Bonus Plan EBITDA Component	Operational Component	Deduction at Committee Discretion	Total Award for 2017 Bonus Plan	As a % of Target Award Opportunity
Mr. Merrill	$2,025,000	$404,438	$(48,589)	$2,380,849	176.4%
Mr. Salomon	$787,500	$157,281	$(18,895)	$925,886	176.4%
Mr. Khoury	$787,500	$157,281	$(18,895)	$925,886	176.4%
Fiscal Year 2017 Long-Term Incentive Compensation
Based on recommendations from Pearl Meyer and other factors, the Committee awarded performance-based restricted stock (two-thirds of overall award opportunity) and time-based restricted stock (one-third of award opportunity).
The Committee intended to establish a mix of equity awards that remains highly performance-based, while at the same time providing retention strength. The fiscal year 2017 long-term incentive compensation program was designed to target at or near the 50th percentile as compared to the 2017 Peer Group.

Restricted Stock
Time-based restricted stock awards vest ratably over a three-year period, beginning with the first anniversary of the grant date. In fiscal year 2017, the NEOs were granted the following amounts of restricted stock: Mr. Merrill: 59,952; Mr. Salomon: 24,480; and Mr. Khoury: 24,480.
Performance Shares
Two-thirds of the fiscal year 2017 long-term incentives consist of a share grant that utilizes three principal metrics (the “2017 Performance Shares”). The Committee again considered the fluid nature of the housing market and need to design an award that would not be obsolete in the event of a change in strategy in the middle of the award's performance period.
The three metrics for the 2017 Performance Shares are:

•	cumulative pre-tax income (as defined below);

•	return on assets (“ROA”), based on increasing the ratio of Adjusted EBITDA to total assets (as defined below); and

•	debt reduction, based on lowering the ratio of net debt (as defined below) to Adjusted EBITDA.
The 2017 Performance Shares vest in November 2019 and relate to the Company's performance over the three-year period of fiscal year 2017 through fiscal year 2019.
Performance goals for each of the three metrics were based on improvement over fiscal year 2016 levels at the end of three years. The final number of shares earned by the NEOs will be based on actual results. (For purposes of the 2017 Performance Shares, “pre-tax income” is defined as the Company’s income from continuing operations for the applicable fiscal year, before taxes and excluding impairments and abandonments, bond losses and such other non-recurring items as the Committee may approve. “Total assets” is defined as the Company’s total assets as shown on the consolidated balance sheet included in the Company’s Form 10-K for the applicable fiscal year. “Net debt” is defined as the Company’s total debt as shown on the consolidated balance sheet included in the Company’s Form 10-K for the applicable fiscal year less unrestricted cash.)
In addition, as in previous years, to maintain alignment with stockholders, relative TSR performance was a component of the 2017 Performance Shares as described more fully below.
In order to ensure that the total number of shares issued to NEOs pursuant to the 2017 Performance Share awards will be approximately equal to the number of shares allocated to the performance-based component of the fiscal year 2016 long-term incentive program, the Committee has imposed an award limit of 175% of target shares even if the amount earned would exceed that number, subject to adjustment based on TSR performance as described below.
The Committee based the performance goals for each metric primarily on the Company’s business plans and review by Pearl Meyer to assure that the goals for the 2017 Performance Shares are aggressive and payout levels are consistent with actual performance.
2017 Performance Shares: Principal Metrics
A.    Pre-Tax Income
The table below depicts the performance goals established as Threshold, Target and Superior performance levels.

Performance Required for Achievement at:
Pre-Tax Income	Threshold	Target	Superior
Cumulative pre-tax income by Fiscal Year 2019 ($)	$140 million	$160 million	$180 million
Accordingly, a cumulative improvement in pre-tax income of $160 million by the end of fiscal year 2019 will be a Target achievement that will result in earning a percentage of target shares as shown in the section below entitled “— 2017 Performance Shares: Determination of Shares Earned.”
B.    Return on Assets

This component incents management to make efficient use of the Company’s capital by rewarding improvement in the amount of Adjusted EBITDA as a percentage of total assets over fiscal year 2016 achievement of this metric of 7.06%.

	Performance Required for Achievement at:
ROA	Threshold	Target	Superior
Fiscal Year 2019	9.00%	10.00%	11.00%
Improvement by Fiscal Year 2019	194 bps	294 bps	394 bps
To achieve a Target result, the Company’s ROA for fiscal year 2019 will need to reach 10.00%, representing an improvement of approximately 294 basis points by the end of the three-year performance period.
C.    Debt Reduction
Because the Company’s overall long-term strategy includes reducing our debt levels, the Committee added net debt reduction as a component of the long-term incentive plan in fiscal 2016, which the Committee chose to continue for the 2017 Performance Shares. This metric rewards reduction in the ratio of net debt to Adjusted EBITDA based on the following chart.

	Performance Required for Achievement at:
Net Debt/Adjusted EBITDA Ratio	Threshold	Target	Superior
Fiscal Year 2019	6.00x	5.00x	4.00x
Improvement by Fiscal Year 2019	(1.90)	(2.90)	(3.90)
To reach Target performance of reduction in the Company’s debt to EBITDA percentage, it will have to improve by 290 basis points by the end of fiscal year 2019.
2017 Performance Shares: Total Shareholder Return Modifier
The Committee has historically incorporated a TSR metric into the NEOs’ long-term incentive program. The Committee believes it is important to continue utilizing TSR as a component of the NEO long-term incentive program. As a result, after determining the number of shares earned based on the financial measures, which can range from 0% to 175% of the targeted number of shares, the following three-year relative TSR scale will apply (the “TSR Modifier”):

TSR Percentile Rank vs. S&P Homebuilders Select Industry Index	Adjustment to # of Performance Shares
At or above 75th Percentile	+20%
70-74th Percentile	+15%
65-69th Percentile	+10%
60-64th Percentile	+5%
40-59th Percentile	No adjustment
35-39th Percentile	-5%
30-34th Percentile	-10%
25-29th Percentile	-15%
Below 25th Percentile	-20%
2017 Performance Shares: Determination of Shares Earned
Shares earned will be based on achieving the Threshold, Target or Superior levels of performance on one or more of the metrics described above. One-third of target shares will be earned for each metric achieving Threshold performance, two-thirds of target shares will be earned for each metric achieving Target performance and 100% of target shares will be earned for each metric achieving Superior performance.  The shares earned on the three metrics will be totaled, and the 175% cap and TSR Modifier will be applied to determine the final award.

•
To illustrate, achievement of a Threshold level of performance on each of the three metrics will result in 33.3% of target shares earned for each metric or a total of 100% of the target number of shares, subject to adjustment based on the TSR Modifier.

•	Superior-level performance on any one metric (100%) will earn a target number of shares subject to the TSR Modifier.

•
The maximum number of shares that can be earned based on the results of the three financial metrics described above will be 175% of target, even if Superior performance is achieved on all three metrics (300% of target shares). In the event of Superior performance on all three metrics, as well as on the TSR modifier, the maximum number of shares awarded will be 210% of target.

•	For performance between Threshold and Target or between Target and Superior, straight line interpolation between such levels will be applied.

•	The Committee retains the discretion to reduce the number of shares finally awarded notwithstanding the number earned pursuant to the table above.
Peer Group for Fiscal Years 2017 and 2018
For fiscal year 2017, our peer group consisted of AV Homes, Inc., Hovnanian Enterprises, Inc., KB Home, M.D.C. Holdings, Inc., M/I Homes, Inc., Meritage Homes Corporation, Taylor Morrison Home Corporation, TRI Pointe Group, Inc., WCI Communities, Inc. and William Lyon Homes (the “2017 Peer Group”). These companies were chosen because, in addition to being among our chief competition among publicly-traded homebuilders, they are closely aligned to us in terms of size.
For fiscal year 2018, our peer group consists of AV Homes, Inc., Century Communities, Inc., Hovnanian Enterprises, Inc., KB Home, LGI Homes, Inc., M.D.C. Holdings, Inc., M/I Homes, Inc., Meritage Homes Corporation, Taylor Morrison Home Corporation, TRI Pointe Group, Inc. and William Lyon Homes (the “2018 Peer Group”). These companies were chosen because, in addition to being among our chief competition among publicly-traded homebuilders, they are closely aligned to us in terms of size. WCI Communities, Inc. was removed from the peer group for fiscal year 2018 because it was acquired during our fiscal year 2017. The Committee chose to add Century Communities, Inc. and LGI Homes, Inc. as additional peers for fiscal year 2018 to replace the loss of WCI Communities, Inc. from the peer group and increase the sample size to eleven companies.
Other Elements of Executive Compensation
Deferred Compensation Plan
The Company maintains the Beazer Homes Deferred Compensation Plan (the “Deferred Plan”) to provide eligible employees the opportunity to defer a portion of their current compensation. With respect to fiscal year 2017, the Committee decided to make a contribution to the Deferred Plan for the benefit of each NEO as follows: Mr. Merrill, $100,000 and Messrs. Salomon and Khoury, $75,000 each. These contributions are made in equal monthly installments and are subject to several restrictions and limitations including the Committee’s right to terminate or suspend any such contribution in the future.
Other Benefits
We do not have a defined benefit pension plan or supplemental executive retirement plan. Our executive management team, including our NEOs, participate in our various benefit programs on the same terms and pay the same amounts as other employees. The Company does not provide to its NEOs supplemental executive retirement plans, company cars (or automobile reimbursements), club memberships or other significant perquisites.
Various Compensation Policies
Stock Ownership and Holding Requirements
In November 2011, the Company reinstituted a stock ownership policy that requires NEOs and members of the Board of Directors to acquire a meaningful level of stock ownership in the Company. In 2014, in connection with new employment agreements for our NEOs, the Board amended the stock ownership policy to significantly increase the ownership requirement for our NEOs, from 3.0 times base salary to 5.0 times base salary for our CEO, and from 1.5 times base salary to 3.0 times base salary for our other NEOs. Messrs. Merrill, Salomon and Khoury have purchased 20,000, 35,500 and 2,500 shares, respectively, in open market transactions since the November 2014 amendment to the stock ownership policy.
The current stock ownership requirements are based on a multiple of base salary or annual retainer and are as set forth below:

Multiple of Base Salary/ Annual Retainer
CEO	5.0 x base salary
Other NEOs	3.0 x base salary
Directors	3.0 x annual retainer
For purposes of the stock ownership policy, the following types of share holdings are counted towards an individual’s stock ownership: (i) stock that is considered beneficially owned, (ii) two-thirds of service-based restricted stock and (iii) one-third of "in the money" stock options. Unearned performance shares do not count towards ownership requirements. As of December 6, 2017, each of our NEOs and directors was in compliance with our stock ownership policy.
The policy also requires NEOs and directors to hold 50% of net after-tax shares issued upon vesting of restricted stock or stock option exercises until their required respective stock ownership levels are achieved.
Compensation Clawback Policy
In 2011, the Committee adopted an incentive compensation clawback policy that would enable the Company to clawback all or a portion of incentive compensation in the event an individual’s misconduct causes the Company to have to issue a restatement of its financial statements, to the extent that such individual’s incentive compensation was based on the misstated financials.
In addition, awards under our 2014 Long-Term Incentive Plan are subject not only to our existing clawback policy but any other clawback policy adopted by the Compensation Committee, and the Committee has the authority to recoup or cancel awards if a participant engages in “detrimental activity” with respect to the Company.
As described in further detail under “Executive Compensation — Potential Payments Upon Termination or Change of Control — Employment Agreements,” pursuant to the employment agreements with each of our NEOs, any incentive compensation that is paid or granted to the NEOs will be subject to recoupment under the terms of any clawback policy of the Company.
Tax Deductibility of Compensation
It is the Committee’s general policy to consider whether particular payments and awards are deductible by the Company for federal income tax purposes under Section 162(m) of the Internal Revenue Code. Section 162(m) limits the deductibility for federal income tax purposes of compensation payments to certain executive officers in excess of $1 million, subject to certain exemptions and exceptions for qualified performance-based compensation. Although the Committee takes into consideration the provisions of Section 162(m), being eligible for tax deductibility is not a primary focus, but one consideration among many in the design of our executive compensation program. The Company believes that substantial portions of its long-term incentive grants qualify for the performance-based compensation exemption from Section 162(m).
REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis set forth above be included in this Proxy Statement and our Annual Report on Form 10-K.
Peter G. Leemputte (Chair)
Peter M. Orser
Norma A. Provencio
Danny R. Shepherd

The Members of the Compensation Committee

EXECUTIVE COMPENSATION
Summary Compensation Table
Set forth below is summary compensation information for the fiscal years ended September 30, 2017, September 30, 2016 and September 30, 2015 for each of our NEOs.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)(2)	Option Awards ($) (1)(2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($) (2)
Allan P. Merrill	2017	$900,000	$0	$2,380,694	$0	$2,380,849	$110,023	$5,771,566
President and Chief Executive Officer	2016	$900,000	$0	$2,375,372	$0	$1,442,957	$162,982	$4,881,311
	2015	$900,000	$0	$2,437,508	$0	$1,474,021	$107,950	$4,919,479

Robert L. Salomon	2017	$525,000	$0	$972,101	$0	$925,886	$80,882	$2,503,869
Executive Vice President, Chief Financial Officer and Chief Accounting Officer	2016	$525,000	$0	$969,951	$0	$579,022	$57,875	$2,131,848
	2015	$525,000	$0	$995,301	$0	$629,792	$57,875	$2,207,968

Kenneth F. Khoury	2017	$525,000	$0	$972,101	$0	$925,886	$80,696	$2,503,683
Executive Vice President, General Counsel and Chief Administrative Officer	2016	$525,000	$0	$969,951	$0	$579,022	$57,950	$2,131,923
	2015	$525,000	$0	$995,301	$0	$629,792	$57,950	$2,208,043
_______________________

(1)
Represents the aggregate grant date fair value of awards in each of the fiscal years indicated above determined in accordance with FASB ASC Topic 718. These are not amounts paid to or realized by the NEO. The grant date fair value of the performance shares was calculated based on a “Monte Carlo” simulation model, which utilizes multiple variables that determine the probability of satisfying the market-based performance conditions stipulated in the award. The dollar amount of the stock option grants reflects an assumed accounting or “Black-Scholes” value of the grants. Further information regarding the valuation of stock and option awards can be found in Notes 2 and 16 to our Consolidated Financial Statements in our 2017 Form 10-K.

(2)
Descriptions of the long-term incentive programs pursuant to which these awards were made are provided under “Compensation Discussion and Analysis” above. All fiscal year 2015, fiscal year 2016 and fiscal year 2017 grants are reflected in the Grants of Plan-Based Awards table below. The cumulative number of restricted shares and performance shares held by each NEO, and their aggregate market value at September 30, 2017, are shown in the Outstanding Equity Awards at Fiscal Year End table below. We caution that the amounts reported in the table for stock and option awards and, therefore, total compensation may not represent the amounts that each NEO will actually realize from the awards. Whether, and to what extent, an NEO realizes value will depend on a number of factors, including our performance and stock price.

(3)	Amounts for fiscal year 2017 are cash awards under the 2016 Bonus Plan.

(4)	See Narrative Disclosure of "All Other Compensation." “All Other Compensation” for fiscal year 2017 consists of the following:

Name	Year	Deferred Compensation or Discretionary Lump Sum Contributions	401(k) Company Match	Total
Allan P. Merrill	2017	$101,923	$8,100	$110,023
Robert L. Salomon	2017	$72,596	$8,286	$80,882
Kenneth F. Khoury	2017	$72,596	$8,100	$80,696

Grants of Plan-Based Awards
The following table shows information about eligible or granted plan-based awards for fiscal year 2017 to our NEOs.

	Award Type (1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)
Name			Threshold	Target	Maximum
Allan P. Merrill	BP	11/17/2016	$675,000	$1,350,000	$2,700,000	—	—	—	—
	RS	11/17/2016	—	—	—	59,952	—	—	$750,000
	PS	11/17/2016	—	—	—	119,904	—	—	$1,499,999
Robert L. Salomon	BP	11/17/2016	$262,500	$525,000	$1,050,000	—	—	—	—
	RS	11/17/2016	—	—	—	24,480	—	—	$306,245
	PS	11/17/2016	—	—	—	48,960	—	—	$612,490
Kenneth F. Khoury	BP	11/17/2016	$262,500	$525,000	$1,050,000	—	—	—	—
	RS	11/17/2016	—	—	—	24,480	—	—	$306,245
	PS	11/17/2016	—	—	—	48,960	—	—	$612,490
_______________________

(1)	Award Type: BP = cash award under 2017 Bonus Plan, RS = time-based restricted stock, PS = performance shares

(2)	See footnote 1 to the Summary Compensation Table above for an explanation of the calculation of the grant date fair value of the applicable awards.
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Equity Incentive Plan Awards
Grants of equity incentive plan awards for fiscal year 2017 and the full grant date fair value (determined in accordance with ASC 718) of such awards are disclosed in the Grants of Plan-Based Awards table above. Whether, and to what extent, an NEO realizes value upon vesting/exercise will depend on a number of factors, including our performance and stock price. See footnotes 1 and 2 to the Summary Compensation Table above.
Historically, we have utilized four equity-based, long-term incentives: stock options, SSARs, time-based restricted stock and performance-based restricted stock pursuant to our 1999 and 2010 Equity Incentive Plans and our 2014 Long-Term Incentive Plan. For fiscal year 2017, only performance-based restricted stock and time-based restricted stock were awarded. The fiscal year 2017 equity awards vest as follows:

•
Performance shares granted in fiscal year 2017 vest three years from the grant date only if certain performance requirements are met. See “Compensation Discussion and Analysis — Elements of Fiscal Year 2017 Executive Compensation — Long-Term Incentive Compensation.”

•	Time-based restricted stock awards granted in fiscal year 2017 vest ratably over a three-year period, beginning with the first anniversary of the grant date.
Non-Equity Incentive Plan Awards
Non-equity incentive plan awards for fiscal year 2017 included cash awards pursuant to our 2017 Bonus Plan. Our 2017 Bonus Plan provided for threshold, target and maximum potential award opportunities, based on achievement of certain Adjusted EBITDA and operational components. Actual cash payments were based on achievement following the completion of our fiscal year. The awards for our NEOs under the 2017 Bonus Plan are described in detail in “Compensation Discussion and Analysis — Elements of Fiscal Year 2017 Executive Compensation — Short-Term Incentive Compensation.”
No payment was earned for awards under the 2015 Cash LTIP, which were based on the achievement of certain metrics related to improvement in pre-tax income and total shareholder return over a three-year performance period ending in fiscal year 2017. See pages 28-31 of our proxy statement dated December 19, 2014 for more information regarding the 2015 Cash LTIP.

Outstanding Equity Awards at Fiscal Year End
The following table provides information with respect to the common stock that may be issued upon the exercise of options and vesting of performance-based restricted stock and time-based restricted stock by our NEOs under our 1999 Equity Incentive Plan, our 2010 Equity Incentive Plan and our 2014 Long-Term Incentive Plan as of September 30, 2017.

		Option Awards (1)				Stock Awards (1)
									Equity Incentive Plan Awards
		Number of Securities Underlying Unexercised Options/SSARs				Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
Name	Grant Date	Exercisable (#)	Unexercis-able (#)	Option Exercise Price ($)	Option Expiration Date
Allan P. Merrill	11/11/2010	17,550	—	$23.65	11/11/2017	—		—	—		—
	11/16/2011	58,264	—	$10.80	11/16/2019	—		—	—		—
	11/14/2012	86,000	—	$13.33	11/14/2020	—		—	—		—
	11/8/2013	86,000		$19.11	11/8/2021	—		—	—		—
	9/18/2014	—	—	—	—	250,000	(3)	4,685,000	—		—
	11/14/2014	—	—	—	—	—		—	39,329	(5)	$737,025
	11/14/2014	—	—	—	—	13,110	(2)	$245,681	—		—
	11/14/2014	—	—	—	—	—		—	49,161	(6)	$921,277
	11/23/2015	—	—	—	—	—		—	105,338	(7)	$1,974,034
	11/23/2015	—	—	—	—	35,113	(2)	$658,018	—		—
	11/17/2016	—	—	—	—	59,952	(2)	$1,123,500			—
	11/17/2016	—	—	—	—	—		—	119,904	(8)	2,247,001

Robert L. Salomon	11/11/2010	5,922	—	$23.65	11/11/2017	—		—	—		—
	11/16/2011	20,392	—	$10.80	11/16/2019	—		—	—		—
	11/14/2012	30,200	—	$13.33	11/14/2020	—		—	—		—
	11/8/2013	30,200	—	$19.11	11/8/2021	—		—	—		—
	9/18/2014	—	—	—	—	80,000	(3)	1,499,200	—		—
	11/14/2014	—	—	—	—			—	16,059	(5)	$300,946
	11/14/2014	—	—	—	—	5,353	(2)	$100,315	—		—
	11/14/2014	—	—	—	—	—		—	20,074	(6)	$376,187
	11/23/2015	—	—	—	—	—		—	43,013	(7)	$806,064
	11/23/2015	—	—	—	—	14,338	(2)	$268,694	—		—
	11/17/2016	—	—	—	—	24,480	(2)	$458,755			—
	11/17/2016	—	—	—	—	—		—	48,960	(8)	917,510

Kenneth F. Khoury	11/11/2010	5,922	—	$23.65	11/11/2017	—		—	—		—
	11/16/2011	20,392	—	$10.80	11/16/2019	—		—	—		—
	11/14/2012	30,200	—	$13.33	11/14/2020	—		—	—		—
	11/8/2013	30,200	—	$19.11	11/8/2021	—		—	—		—
	9/18/2014	—	—	—	—	80,000	(3)	1,499,200	—		—
	11/14/2014	—	—	—	—			—	16,059	(5)	$300,946
	11/14/2014	—	—	—	—	5,353	(2)	$100,315	—		—
	11/14/2014	—	—	—	—	—		—	20,074	(6)	$376,187
	11/23/2015	—	—	—	—	—		—	43,013	(7)	$806,064
	11/23/2015	—	—	—	—	14,338	(2)	$268,694	—		—
	11/17/2016	—	—	—	—	24,480	(2)	$458,755			—
	11/17/2016	—	—	—	—	—		—	48,960	(8)	917,510
__________________________

(1)
The treatment of awards upon termination of employment or a change of control is described in detail under “Potential Payments Upon Termination or Change of Control — Disposition of Outstanding Equity Awards at Termination.”

(2)	Award vests ratably over a three-year period.

(3)	Reflects one-time retention grant of time-based restricted stock that vests on the fourth anniversary of the grant date.

(4)	Reflects the value using the closing price of our common stock of $18.74 on the last trading day of fiscal year 2017 (September 30, 2017).

(5)
TSR Performance Shares Granted in Fiscal Year 2015: Performance shares granted in fiscal year 2015 were awarded pursuant to our 2014 Long-Term Incentive Plan. On the third anniversary of the date of the grant, these shares of performance-based restricted stock will vest contingent upon TSR compared to that of a peer group of companies for the three-year performance period. TSR is determined by taking the sum of (a) the “ending average market value” of our common stock reduced by the “beginning average market value” of our common stock and (b) dividends or other distributions with respect to a share of our common stock paid during the three-year performance period, and (c) dividing such sum by the “beginning average market value” of our common stock. Beginning average market value means the average of the closing price of our common stock as reported by the NYSE for last 20 trading days ending prior to the grant date. Ending average market value means the average of the closing price of our common stock as reported by the NYSE for the last 20 trading days of the performance period. In November 2015, in view of the merger of The Ryland Group, Inc. and Standard Pacific Corp., the Committee modified the peer group to exclude those companies because the post-merger market capitalization of the combined company, CalAtlantic Group, Inc., significantly exceeds the average size of the other companies in the peer group.

The performance criteria and corresponding vesting percentages for performance-based restricted stock are as follows. The portion of any award earned that exceeds target (100%) may not be paid in additional shares but instead at the discretion of the Company may be paid in cash.

	Ranking (including Beazer)	% of Target Shares Earned
Beazer 3-Year Relative Total Shareholder Return Rank	1	150%
	2	138%
	3	125%
	4	113%
	5	100%
	6	75%
	7	50%
	8	25%
	9	0%
	10	0%

(6)
Pre-Tax Income Performance Shares Granted in Fiscal Year 2015: Pre-tax income performance shares granted in fiscal year 2015 were awarded pursuant to our 2014 Long-Term Incentive Plan. These performance shares are structured to require absolute performance, measured by the Company’s fiscal year 2017 pre-tax income, defined as the Company’s income from continuing operations, before taxes and excluding impairments and abandonments, bond losses and such other non-recurring items as the Committee may approve. The pre-tax income performance shares will vest in 2017, subject to determination of the Company’s actual pre-tax income performance. Threshhold, Target and Maximum pre-tax income targets are $66.48 million, $83.1 million and $103.875 million respectively. The portion of any award earned that exceeds target (100%) may not be paid in additional shares but instead at the discretion of the Company may be paid in cash.

(7)
Performance Shares Granted in Fiscal Year 2016: Performance Shares granted in fiscal year 2016 were awarded pursuant to our 2014 Long-Term Incentive Plan. These performance shares award performance based on three metrics - cumulative pre-tax income, return on assets, and debt reduction. These performance shares will vest in 2018, subject to determination of the Company’s performance against the three metrics and application of a total shareholder return modifier. For a detailed description of the terms of these performance shares, including threshold, target and maximum awards related to each metric, see pages 28-31 of the Company's proxy statement for its 2017 annual meeting of stockholders filed on December 19, 2016.

(8)
Performance Shares Granted in Fiscal Year 2017: Performance Shares granted in fiscal year 2017 were awarded pursuant to our 2014 Long-Term Incentive Plan. For a detailed description of these performance shares see “Fiscal Year 2017 Long-Term Incentive Compensation - Performance Shares."

Option Exercises and Stock Vested
The following table provides information with respect to the number and value of shares acquired during fiscal year 2017 by our NEOs from the vesting of restricted stock.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)
Allan P. Merrill	30,666	$399,604
Robert L. Salomon	12,522	$163,173
Kenneth F. Khoury	12,552	$163,173
Non-Qualified Deferred Compensation
As discussed above, we maintain the Beazer Homes Deferred Compensation Plan (the “Deferred Plan”) to provide eligible employees the opportunity to defer receipt of current compensation. The following table sets forth the non-qualified deferred compensation of each of our NEOs in fiscal year 2017.

Name	Executive Contributions in Last FY ($)	Company Contributions in Last FY ($)	Aggregate Earnings/ (Losses) in Last FY ($) (1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (2)
Allan P. Merrill	$0	$101,923	$133,443	$0	$1,233,075
Robert L. Salomon	$0	$72,596	$58,196	$0	$424,988
Kenneth F. Khoury	$0	$72,596	$6,038	$0	$336,069
_______________________

(1)
Represents amounts of earnings on the balance of the participants’ accounts that are attributable to the performance of independently managed funds available to and selected by each participant under the Deferred Plan and in which deferred amounts are deemed to be invested. None of the earnings in this column are included in the “Summary Compensation Table” above because they were not preferential or above-market.

(2)	Aggregate balances include unvested amounts of Company contributions and accrued fiscal year 2017 bonus deferrals.
Narrative Disclosure to Non-Qualified Deferred Compensation Table
As discussed above, in fiscal year 2017, discretionary deferred compensation payments totaled $101,923, $72,596 and $72,596 for Messrs. Merrill, Salomon and Khoury, respectively. Under the Deferred Plan, participants select from a menu of investment options which track a variety of independently managed benchmark funds in which the funds are deemed to be invested. The return on the underlying investments determines the amount of earnings and losses that are credited or debited to the participants’ account. There is no guaranteed rate of return on these funds and the rate of return depends on the participants’ deemed investment option elections and on the market performance of the underlying funds. Deferred amounts and Company contributions are deposited in a trust that qualifies as a grantor trust under the Internal Revenue Code. Our obligations under the Deferred Plan are unsecured general obligations and rank equally with our other unsecured general creditors. Amounts deferred by participants and earnings and losses thereon are 100% vested.
Potential Payments Upon Termination or Change of Control
Employment Agreements
In September 2014, we entered into new employment agreements (the “Agreements”) with each of our NEOs. The Agreements replaced the Company’s prior employment agreements with these executives, which were scheduled to expire in June 2015. Each of the Agreements is for a four-year term and does not automatically renew at expiration of the term. As described below, under the terms of these Agreements, our NEOs are entitled to severance payments and other benefits in the event of termination of employment under certain circumstances.
The Agreements are substantially identical in non-economic terms, and set forth each executive’s responsibilities, non-competition and non-solicitation obligations, confidentiality and intellectual property obligations and restrictions, and termination provisions. In addition, the Agreements set forth each executive’s base salary, targeted bonus awards, eligibility to receive awards pursuant to long-term incentive compensation programs and, if applicable, severance payments, all of which are described in greater detail below. Other than as described below, the Agreements do not provide for benefits or perquisites materially different from those available to other Company employees.
The Agreements do not entitle the executives to any extension or continuation of employee benefits after termination and there is no provision to “gross up” any payment to account for taxes for which the executive may be liable. Under the Agreements, any incentive compensation that is paid or granted to the executives will be subject to recoupment under the terms of any “clawback” policy of the Company.
The initial base salaries and target annual performance bonus opportunities under the Agreements are the same as those that were in effect for each executive during fiscal year 2014. Mr. Merrill’s employment agreement provides for a base salary of $900,000, a target annual performance bonus opportunity of 150% of base salary and target annual long-term incentive awards of up to 250% of base salary. The employment agreements for Messrs. Salomon and Khoury each provide for a base salary of $525,000, a target annual performance bonus opportunity of 100% of base salary and target annual long-term incentive awards of up to 175% of base salary. Performance metrics and actual target opportunities for any given year remain within the discretion of the Committee.
If the employment of Messrs. Merrill, Salomon or Khoury is terminated by us without “cause” (as defined below) or the executive resigns with “good reason” (generally defined as the assignment of the executive to any duties materially inconsistent with his position as contemplated under the employment agreement or to any office or location other than as provided in the employment agreement or certain other failures or breaches by us with respect to certain provisions under the employment agreement), we will pay to the executive in a lump sum in cash the following amounts: (1) the executive’s annual base salary through the date of termination to the extent not already paid, (2) any accrued but unpaid vacation pay, and (3) any unpaid reimbursable business expenses. The sum of these amounts is referred to as “Accrued Obligations.” In addition, Messrs. Merrill, Salomon and Khoury will be entitled to receive an amount equal to the $3,000,000, $1,500,000 and $1,500,000, respectively, referred to herein as “severance.” These amounts will be paid in twelve monthly installments beginning with the first regular pay date that is no less than 60 days after termination. The severance payments are subject to compliance by the executive with the non-compete, non-solicitation and confidentiality provisions in the applicable employment agreement.
The Agreements also provide for increased severance payments following a change of control if the NEO’s employment is terminated without “cause” or if he resigns with “good reason” within two years of the change in control. In such event, the severance payment for Mr. Merrill would be two and one-half times the sum of his base salary and target annual bonus for the fiscal year in which the termination occurs, and the severance payment for each of Messrs. Salomon and Khoury would be two times the sum of base salary and target annual bonus for the fiscal year in which the termination occurs. The Committee determined that an increase in the severance payable in these circumstances was market competitive. These payments would be payable in a lump sum, on the date that is 60 days after the date of termination.
No severance will be payable in the event any of the Agreements expires by its terms, the executive resigns without “good reason,” the executive voluntarily terminates his employment, the executive is terminated for “cause” or the executive’s employment is terminated as a result of his death or disability. In any such event, the executive will be entitled to receive only an amount equal to his Accrued Obligations (as defined above).
For the purposes of the Agreements, “cause” is generally defined as (1) any breach by the NEO of the employment agreement or any other agreement between the NEO and the Company; (2) any willful illegal act or gross misconduct on the part of the NEO that causes material injury to the Company; (3) the NEO being convicted of (or entering a plea of no contest or nolo contendere to) a felony or a misdemeanor involving fraud; (4) the failure or refusal to follow lawful directives of the Board of Directors which are consistent with the NEO’s duties and responsibilities; (5) the intentional failure to perform his duties and responsibilities or a breach of his fiduciary duties to the Company; (6) any dishonesty, fraud or embezzlement on the part of the NEO and intended to result in substantial gain to the NEO; and (7) determination by a court or regulatory authority that the NEO be removed or disqualified from serving as an officer of the Company.
The timing of payment by us of any deferred compensation shall remain subject to the terms and conditions of the Deferred Plan and any payment election previously made by the executive; provided however, that if at the time of termination, the executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code, as amended, then payments shall not be made before the date which is six months after the date of separation from service with the Company.

Disposition of Outstanding Equity Awards at Termination
Resignation; Termination for Cause
Equity grants made through the end of fiscal year 2014 under our 1999 and 2010 Equity Incentive Plans and our 2014 Long-Term Incentive Plan provide that all such awards will be forfeited in the event the executive is terminated by the Company for “cause” or the executive voluntarily resigns. The agreements governing equity grants made in subsequent years provide that such awards will be forfeited in the event of termination for “cause” or voluntary resignation; provided, however, that if the executive terminates employment for “good reason” prior to vesting and within two years of a change in control, then the change in control provisions will apply.
Change of Control
Equity grants made through the end of fiscal year 2014 to the extent they remain outstanding will vest immediately in the event of a change in control.
The equity grants made in fiscal year 2015 and thereafter provide that, upon a change in control, the Committee has authority to determine that such awards: (a) will be continued by the Company (if the Company is the surviving entity); or (b) will be assumed by the surviving entity or its parent or subsidiary; or (c) will be substituted for by the surviving entity or its parent or subsidiary with an equivalent award for the outstanding award. If such awards are not continued, assumed or substituted upon a change in control, the Committee will in its discretion determine the impact of the change in control on the outstanding award. If an award is continued, assumed or substituted upon a change in control, such award will provide (i) similar terms and conditions and preserve the same benefits as the outstanding award that is being continued or replaced, and (ii) that, in the event of the executive’s involuntary termination without “cause” or termination for “good reason” on, or within the two-year period following, the date of the change in control, the outstanding award (or substituted award) will fully vest and become immediately exercisable and/or nonforfeitable.
The definitions of “change in control” under our 1999 Equity Incentive Plan, 2010 Equity Incentive Plan and 2014 Long-Term Incentive Plan are substantially similar except that the 1999 Equity Incentive Plan contains a trigger based on the acquisition of 20%, rather than 25% as in the 2010 Equity Incentive Plan and 2014 Long-Term Incentive Plan, of our common stock or other voting securities.
Retirement
Upon termination of employment due to retirement, vested stock options granted in fiscal years 2012 through 2014 will be exercisable for the remaining option term. Vested stock options granted in fiscal years 2009 and 2010 will be exercisable for up to twelve months following the retirement. Restricted stock awarded in September 2014 will fully vest in the event of “retirement” (defined for purposes of this restricted stock grant as a voluntary termination of employment by executive at age 66 or older that occurs at least three years after the effective date of the grant when executive is in good standing with the Company and which is approved by the Committee). Performance shares granted in fiscal year 2015 and thereafter will vest pro rata at the end of the performance period, based on the number of whole months worked from the grant date to the retirement date. Restricted stock awarded in fiscal year 2015 and thereafter will vest pro rata, based on the number of whole months worked from the grant date to the retirement date.
Death or Disability
Upon the termination of employment due to death or disability, performance shares granted in fiscal years 2012 through 2017 will vest at target, restricted stock granted in September 2014 will fully vest and restricted stock granted in fiscal year 2015 and thereafter will vest pro rata, based on the portion of the service period completed prior to the triggering event. Vested stock options granted in fiscal years 2009 and 2010 will be exercisable for up to three months in the case of disability and twelve months in the case of death.
Termination Without Cause
Upon termination without “cause,” unvested performance shares will be forfeited. Vested stock options will be exercisable for a period of up to three months following the termination. Restricted stock awarded in September 2014 will vest pro rata, based on the number of whole months worked from the grant date to the termination date. Restricted stock awarded in fiscal year 2015 and thereafter will be forfeited.

Potential Post-Employment Compensation Table
The following table summarizes the payments and benefits that each executive would be entitled to receive in the event of termination of employment under certain circumstances as of the last day of our fiscal year, September 30, 2017, and is based on each executive’s compensation and a closing stock price of $18.74 on September 30, 2017, the last trading day in our fiscal year.

			Type of Termination
Name	Payment or Benefit Type	Change of Control (1)	Termination Following Change of Control (2)	Death or Disability	Voluntarily By Executive	Voluntarily by Executive for Good Reason (3)	By the Company for Cause	By the Company Other than for Cause (3)
Allan P. Merrill	Severance	$—	$5,625,000	$—	$—	$3,000,000	$—	$3,000,000
	Accrued Obligations (4)	—	3,462	3,462	3,462	3,462	3,462	3,462
	Stock Option/SSAR Vesting	—	—	—	—	—	—	—
	Restricted Stock Vesting	4,685,000	6,712,200	5,651,924	—	—	—	3,552,792
	Performance Restricted Stock Vesting	—	5,879,338	5,879,338	—	—	—	—
	Performance Cash Award	—	—	—	—	—	—	—
	Total	$4,685,000	$18,220,000	$11,534,724	$3,462	$3,003,462	$3,462	$6,556,254

Robert L. Salomon	Severance	$—	$2,100,000	$—	$—	$1,500,000	$—	$1,500,000
	Accrued Obligations (4)	—	16,154	16,154	16,154	16,154	16,154	16,154
	Stock Option/SSAR Vesting	—	—	—	—	—	—	—
	Restricted Stock Vesting	1,499,200	2,326,965	1,894,023	—	—	—	1,136,893
	Performance Restricted Stock Vesting	—	2,400,706	2,400,706	—	—	—	—
	Performance Cash Award	—	—	—	—	—	—	—
	Total	$1,499,200	$6,843,825	$4,310,883	$16,154	$1,516,154	$16,154	$2,653,047

Kenneth F. Khoury	Severance	$—	$2,100,000	$—	$—	$1,500,000	$—	$1,500,000
	Accrued Obligations (4)	—	18,173	18,173	18,173	18,173	18,173	18,173
	Stock Option/SSAR Vesting	—	—	—	—	—	—	—
	Restricted Stock Vesting	1,499,200	2,326,965	1,894,023	—	—	—	1,136,893
	Performance Restricted Stock Vesting	—	2,400,706	2,400,706	—	—	—	—
	Performance Cash Award	—	—	—	—	—	—	—
	Total	$1,499,200	$6,845,844	$4,312,902	$18,173	$1,518,173	$18,173	$2,655,066

______________________

(1)
Represents the value of awards with vesting accelerated as a result of the change of control under the 1999 Equity Incentive Plan, the 2010 Equity Incentive Plan and the 2014 Long-Term Incentive Plan and assumes that no termination occurs in connection with the change of control.

(2)	Amounts set forth in this column are payable following a change of control only upon a termination by us other than for cause or a termination by the executive for good reason.

(3)	Represents payments in accordance with the terms of the 2014 employment agreements with each NEO other than in connection with a change of control.

(4)	At September 30, 2017, Accrued Obligations would have equaled accrued vacation.

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION
In deciding how to vote on this proposal, our Board of Directors and the Compensation Committee urge you to specifically consider the high level of support that we received in response to our 2016 and 2017 Say on Pay Votes. We also encourage you to read the “Compensation Discussion and Analysis” and “Executive Compensation” sections contained in this proxy statement.
Our Compensation Philosophy and Practices
The Company’s core compensation philosophy is to utilize a mixture of base salary and annual and longer-term incentives to align executive compensation with our annual and long-term performance. This includes establishing performance targets based on our strategic and operating plans and providing a significant portion of total compensation based on achievement of certain financial targets.
Our Board of Directors and the Compensation Committee are dedicated to ensuring that our executive compensation programs reflect best practices in order to maximize both short- and long-term stockholder value and to recruit and retain key executives while recognizing and sharing the sacrifices our stockholders have made. As an example of this "pay for performance" practice, long term incentives awarded in fiscal year 2013, fiscal year 2014 and fiscal year 2015 expired without a payout to our NEOs due to failure to achieve three-year performance targets.
For the above noted reasons, our Board of Directors urges you to approve the following resolution:
“RESOLVED, that stockholders hereby approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”
Effect of Say on Pay Vote
The Say on Pay vote is non-binding on our Board of Directors and the Compensation Committee. However, because our Board of Directors values the opinions of our stockholders as expressed through their votes and other communications with the Company, our Board of Directors and the Compensation Committee will carefully review the 2018 Say on Pay voting results to better understand any significant concerns with our executive compensation program. Stockholders who want to communicate with our Board of Directors or management should refer to “Corporate Governance — Board Corporate Governance Practices — Communications with Board Members” in this Proxy Statement for additional information.
Recommendation
The Board of Directors recommends that you vote in favor of the Company’s executive compensation as described in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement by voting FOR this proposal.

Securities Authorized for Issuance under Equity Compensation Plans
The following table provides information about the Company's shares of common stock that may be issued under our existing equity compensation plans as of September 30, 2017, all of which have been approved by our stockholders:

Plan Category	Number of Common Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Common Shares Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders	593,753	$14.76	2,240,442

SECURITY OWNERSHIP
Security Ownership of Certain Beneficial Owners
The following table sets forth, to the best of our knowledge and belief, certain information regarding the beneficial ownership of our common stock by each person known to the Company to be the beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of more than 5% of our outstanding common stock as of December 6, 2017.

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned	Percent of Outstanding (1)

BlackRock, Inc. (2) 55 East 52nd Street New York, NY 10022	2,698,184	8.03%
Numeric Investors LCC (3) 470 Atlantic Avenue, 6th Floor Boston, MA 02210	1,848,497	5.50%
LSV Asset Management (4) 155 N. Wacker Drive Suite 4600 Chicago, IL 60606	1,702,316	5.07%
_______________________

(1)
Based upon 33,596,091 shares of common stock outstanding as of December 6, 2017. Beneficial ownership is determined in accordance with the rules of the SEC under which shares are beneficially owned by the person or entity that holds investment and/or voting power.

(2)
Based upon information set forth in a Schedule 13G/A filed by BlackRock, Inc. on January 19, 2017. BlackRock, Inc. reported beneficial ownership and sole voting power of 2,623,617 shares and beneficial ownership and sole dispositive power of 2,698,184 shares.

(3)
Based upon information set forth in a Schedule 13G/A filed by Numeric Investors LLC and its parent company, Man Group Plc, on February 9, 2017. Numeric Investors LLC reported beneficial ownership and sole voting power and dispositive power of 1,848,497 shares. The address of the principal business office of Man Group Plc is 2 Swan Lane, London EC4R 3AD, United Kingdom.

(4)
Based upon information set forth in a Schedule 13G filed by LSV Asset Management on February 6, 2017. LSV Asset Management reported beneficial ownership and sole voting power 792,717 shares and beneficial ownership and sole dispositive power of 1,702,316 shares.

Security Ownership of Executive Officers and Directors
The following table sets forth information, as of December 6, 2017, with respect to the beneficial ownership of our common stock by each director, each of our NEOs, and all directors and executive officers as a group. Except as otherwise indicated, each beneficial owner possesses sole voting and investment power with respect to all shares.

Name of Beneficial Owner	Number of Common Shares Beneficially Owned (1)(2)(3)(4)	Percent of Outstanding (5)
Elizabeth S. Acton	39,312	*
Laurent Alpert	48,592	*
Brian C. Beazer	124,502	*
Kenneth F. Khoury	343,102	1.0%
Peter G. Leemputte	50,132	*
Allan P. Merrill	1,078,721	3.2%
Peter M. Orser	21,347	*
Norma A. Provencio	43,492	*
Robert L. Salomon	409,226	1.2%
Danny R. Shepherd	16,738	*
Stephen P. Zelnak, Jr.	304,364	*
Directors and Executive Officers as a Group (11 persons)	2,479,528	7.3%
 _______________________
*    Less than 1%

(1)
Beneficial ownership includes shares of time-based restricted stock as follows: Ms. Acton - 4,887, Mr. Alpert - 4,887, Mr. Beazer - 4,887, Mr. Khoury - 103,489, Mr. Leemputte - 4,887, Mr. Merrill - 353,956, Mr. Orser - 4,887, Ms. Provencio - 4,887, Mr. Salomon - 119,170, Mr. Shepherd - 4,887 and Mr. Zelnak - 9,775.

(2)
Beneficial ownership for Messrs. Khoury, Merrill and Salomon includes performance shares granted in November 2015, November 2016 and November 2017 as follows: Mr. Khoury - 91,973, Mr. Merrill - 318,106 and Mr. Salomon - 123,335.

(3)
Beneficial ownership includes shares underlying stock options/SSARs and RSUs, respectively, which were fully vested and exercisable at, or will vest within 60 days of, December 6, 2017 as follows: Ms. Acton - 0, Mr. Alpert - 0, Mr. Beazer - 0, Mr. Khoury - 80,792, Mr. Leemputte - 0, Mr. Merrill - 230,264, Mr. Orser - 0, Ms. Provencio - 0, Mr. Salomon - 80,792, Mr. Shepherd - 0 and Mr. Zelnak - 0.

(4)
Ms. Acton’s ownership includes 34,425 shares of common stock held indirectly through the Robert and Elizabeth Acton Living Trust dated as of December 17, 2010 as amended. Mr. Beazer’s ownership includes 50,600 shares of common stock held indirectly through BC Beazer Investments PTE Ltd. Mr. Leemputte’s ownership includes 2,460 shares of common stock held indirectly through Peter Leemputte TTEEFBO Peter G. Leemputte Trust.

(5)
Based upon 33,596,091 shares of outstanding common stock as of December 6, 2017 and shares deemed outstanding with respect to each person pursuant to Exchange Act Rule 13d-3(d)(1). Adjusted as necessary to reflect the shares issuable to such person upon the vesting or exercise of his or her stock options/SSARs and RSUs listed in footnote 3 above (and assuming no other stock options/SSARs are exercised). Shares of common stock subject to stock options/SSARs and RSUs that are currently exercisable or vested, or will become exercisable or vested within 60 days of December 6, 2017, are deemed outstanding for computing the percentage ownership of the person holding such stock options/SSARs and RSUs, but are not deemed outstanding for computing the percentage ownership of any other persons.

TRANSACTIONS WITH RELATED PERSONS
Fiscal Year 2017 Transactions with Related Persons
There were no reportable transactions with related persons during fiscal year 2017.
Review, Approval or Ratification of Transactions with Related Persons
The Audit Committee of our Board of Directors, in accordance with its charter, is responsible for conducting an appropriate review of all proposed related party transactions to identify potential conflict of interest situations. Any identified related party transactions are then presented to our Board of Directors for its approval and implementation of appropriate action to protect us from potential conflicts of interest. Our Audit Committee has not adopted any specific procedures for conducting such reviews and considers each transaction in light of the specific facts and circumstances presented. Also, as described below, a portion of the review authority, in the case of transactions with employees, is delegated to supervising employees pursuant to the terms of our Code of Ethics.
Our Code of Ethics, which applies to all directors, officers and employees, directs each individual to avoid any actual or apparent conflict of interest. Under our Code of Ethics and our Related Party Transactions Policy, each director is required to notify the Company's legal department, in writing, as soon as such director or any related person (as defined below) becomes involved with, or affiliated with, any activity, business or other entity which is in competition us, is in involved in any adversarial litigation matter with the Company or other proceeding adverse to us (except where disclosure is prohibited by law) or has a business, charitable or other relationship with us. In addition, our Code of Ethics requires each employee, including all executive officers, to promptly notify the Company's legal department, in writing, before the employee or any related person becomes actively involved with, or affiliated with, any activity, business or other entity which is in competition with us, or which has a business, charitable or other relationship with us. If any employee, including any executive officer, of the Company becomes an officer, director, principal or employee of another for-profit business entity (as defined below) or otherwise has a business affiliation (as defined below) with any other for-profit business entity, the employee must disclose the affiliation to the Company's legal department. The Company's Related Party Transaction Policy provides that, in the event the Company's legal staff determines that a transaction or relationship involves a related party transaction requiring either approval by the Audit Committee or disclosure, the Company's General Counsel shall present the details of the transaction or relationship to the Audit Committee for approval by directors that do not have an interest in the transaction.
On an annual basis, each director, officer and employee of the Company is required to provide an acknowledgment that he or she has received and reviewed our Code of Ethics and to disclose any related person transactions. In addition, all employees of the Company (including all officers) are required to undergo an annual ethics training program.
For purposes of the disclosure set forth above, a “related person” includes a person having any of the following relationships with an employee or director of the Company: a spouse or significant other, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers and sisters-in-law, in each case whether by blood, marriage or adoption or anyone (other than tenants and domestic employees) who share(s) an employee’s or director’s home. Further, a “for-profit business entity” includes any business operated with the purpose of generating a profit, regardless of whether a profit has in fact been generated, and “business affiliation” includes any full or part-time job, side job, side business, self-employment, consulting arrangement or any other for-profit business or similar arrangement with which an employee is affiliated or directly involved.

PROPOSALS FOR THE NEXT ANNUAL MEETING
Proposals to be Included in Our Proxy Statement for the 2019 Annual Meeting
Any proposal by a stockholder to be included in the proxy statement for our 2019 annual meeting of stockholders must be received at our principal executive offices, 1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328, not later than August 17, 2018. Any such proposal must also meet the other requirements of the rules of the SEC relating to stockholder proposals.
Stockholder Proposals Regarding Nominations or Other Business at the 2019 Annual Meeting
Any proposal by a stockholder for nominations or other business at our 2019 annual meeting of stockholders (outside of the processes for proposals to be included in the proxy statement for our 2019 annual meeting of stockholders described above) must be received at our principal executive offices, 1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328, no earlier than July 18, 2018 and no later than August 17, 2018. Any such notice must also meet the other requirements of our by-laws relating to stockholder proposals.

OTHER INFORMATION
Management does not know of any items, other than those referred to in this Proxy Statement, which may properly come before the meeting or other matters incident to the conduct of the meeting.
As to any other item or proposal that may properly come before the meeting, including voting on a proposal omitted from this Proxy Statement pursuant to the rules of the SEC or any proposal to adjourn or postpone the meeting, it is intended that proxies will be voted in accordance with the discretion of the proxy holders.

By Order of the Board of Directors,
Stephen P. Zelnak, Jr.
Non-Executive Chairman of the Board of Directors
Dated: December 15, 2017

Annex I
Reconciliation of Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, debt extinguishment, impairments and abandonments) to total Company net income, the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that Adjusted EBITDA assists investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective capitalization, tax position and level of impairments. These EBITDA measures should not be considered alternatives to net income determined in accordance with GAAP as an indicator of operating performance.
The reconciliation of Adjusted EBITDA to total company net income (loss) below differs from the prior year, as it provides a more simplified presentation of EBIT, EBITDA and Adjusted EBITDA that excludes certain non-recurring amounts recorded during the periods presented. Management believes that this presentation best reflects the operating characteristics of the Company.
Fiscal Year Ended September 30, 2017 (in thousands)

Net Income	$31,813
Expense from income taxes	2,621
Interest amortized to home construction and land sales expenses
and capitalized interest impaired	88,820
Interest expense not qualified for capitalization	15,636
EBIT	138,890
Depreciation and amortization and stock compensation amortization	22,173
EBIDTA	161,063
Loss on debt extinguishment	12,630
Inventory impairments and abandonments (a)	2,389
Write-off of deposit on legacy land investment	2,700
Adjusted EBITDA	$178,782
(a) Capitalized interest impaired is included in the lines above titled “Interest amortized to home construction and land sales expenses and capitalized interest impaired" and "Interest expense not qualified for capitalization.”

Fiscal Year Ended September 30, 2011 (in thousands)

Net Income (loss)	$(204,859)
Provision for income taxes	3,429
Interest amortized to home construction and land sales expenses
and capitalized interest impaired	48,289
Interest expense not qualified for capitalization	73,440
EBIT	(79,701)
Depreciation and amortization and stock compensation amortization	17,878
EBIDTA	(61,823)
Loss on debt extinguishment	2,909
Inventory impairments and option contract abandonments	33,458
Joint venture impairment and abandonment charges	594
Adjusted EBITDA	$(24,862)

BEAZER HOMES USA, INC. 1000 ABERNATHY ROAD SUITE 260 ATLANTA, GA 30328
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M., Eastern Time, on the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Time, on the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

BEAZER HOMES USA, INC.
The Board of Directors recommends you vote FOR each nominee named in Proposal 1, and FOR Proposals 2 and 3:
1. Election of Directors
Nominees:	For	Against	Abstain

1a. Elizabeth S. Acton	☐	☐	☐			For	Against	Abstain
1b. Laurent Alpert	☐	☐	☐
1c. Brian C. Beazer	☐	☐	☐	2.
The ratification of the selection of Deloitte & Touche LLP by the Audit Committee of our Board of Directors as our independent registered public accounting firm for the fiscal year ending September 30, 2018.
						☐	☐	☐
1d. Peter G. Leemputte	☐	☐	☐
1e. Allan P. Merrill	☐	☐	☐	3.	A non-binding advisory vote regarding the compensation paid to the Company's named executive officers, commonly referred to as a "Say on Pay" proposal.	☐	☐	☐
1f. Peter M. Orser	☐	☐	☐
1g. Norma A. Provencio	☐	☐	☐
1h. Danny R. Shepherd	☐	☐	☐
1h. Stephen P. Zelnak, Jr.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐			NOTE: The proposals to be voted on may also include such other business as may properly come before the meeting and any adjournments or postponements thereof.
	Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)			Date

ANNUAL MEETING OF STOCKHOLDERS OF
BEAZER HOMES USA, INC.
February 3, 2017
Please date, sign and mail your proxy card in the
envelope provided as soon as possible.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.
Please detach along perforated line and mail in the envelope provided.

E15754-P84673

P	BEAZER HOMES USA, INC.
R	1000 Abernathy Road
O	Suite 260
X	Atlanta, Georgia 30328
Y	THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned, having duly received the Notice of Annual Meeting and Proxy Statement of Beazer Homes USA, Inc., dated December 19, 2016, hereby appoints Allan P. Merrill and Kenneth F. Khoury (each with full power to act alone and with power of substitution and revocation), to represent the undersigned and to vote, as designated on the reverse side, all shares of common stock of Beazer Homes USA, Inc., par value $.001, which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Beazer Homes USA, Inc. to be held at 8:30 a.m., Eastern Time, on Friday, February 3, 2017 at Beazer Homes USA, Inc.'s offices at 1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328, and at any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued and to be signed on the reverse side)